UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 5, 2019

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Wednesday, June 5, 2019, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

We are holding the meeting to:

(1)	Elect nine members of our Board of Directors named herein to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)

Ratify and approve our Equity Incentive Plan, as amended (formerly known as the 2005 Equity Incentive Plan) including an amendment to increase the number of shares of Common Stock reserved for issuance thereunder by 1,250,000 shares;

(3)	Approve, on an advisory and non-binding basis, the compensation of our named executive officers;

(4)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2019; and

(5)	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

If you owned our common stock at the close of business on April 11, 2019, you may attend and vote at the meeting. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2018 Annual Report. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of doing so. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report and a proxy card.

Your vote is important. Whether or not you plan to attend the meeting, you are urged to vote your shares as early as possible by mail, telephone or internet as instructed on your proxy card or Notice.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the final vote at the Annual Meeting of Shareholders.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Sincerely,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	Chief Executive Officer

April 24, 2019

Huntington Beach, California

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 5 , 2019

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our 2019 Annual Meeting of Shareholders and adjournments or postponements thereof to be held on Wednesday, June 5, 2019, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting. The proxy materials, including this proxy statement, proxy card and our 2018 Annual Report, are being distributed and made available on or about April 24, 2019. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2019 Annual Meeting. Please read it carefully.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 24, 2019 to our shareholders who owned our common stock at the close of business on the record date, April 11, 2019. Shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions on the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the proxy card provided to them and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on June 4, 2019. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all nine of the nominee-directors specified herein, (ii) FOR the ratification and approval of the Equity Incentive Plan (formerly known as the 2005 Equity Incentive Plan), as amended (the “Equity Incentive Plan”), (iii) FOR the approval, on an advisory and non-binding basis, of the compensation of named executive officers; and (iv) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors and each of them is one of our officers.

Your execution of proxy card or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, the proposal to approve the Equity Incentive Plan, as amended, and the proposal to approve an advisory resolution on compensation of named executive officers, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for our 2019 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you abstain from voting for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposals to approve the Equity Incentive Plan, as amended, to approve, on an advisory and non-binding basis, compensation of named executive officers, and to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this proxy statement and the Fiscal 2018 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 11, 2019, (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 20,875,914 shares of Common Stock issued and outstanding, with one vote per share, held by 75 shareholders of record. We estimate that there were approximately 16,610 beneficial shareholders.

With respect to the election of directors, assuming a quorum is present, the nine candidates receiving the highest number of votes are elected. See “Election of Directors.” Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the 2019 Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

To ratify and approve the Equity Incentive Plan, as amended, to approve, on a non-binding and advisory basis, the compensation of named executive officers, and to ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven or more than 13 in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and is currently set at nine.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The nine nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Shareholders’ Voting Rights” above.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	NASDAQ listing requirements and applicable state and federal laws or regulations relating to Board composition; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors in its evaluation of diversity, including gender, ethnicity, geography and age. The Board is committed to increasing its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We previously entered into an employment agreement with Mr. Trojan that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment under the employment agreement.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age

Gerald W. Deitchle	Chairman of the Board; Retired President and Chief Executive Officer of BJ’s Restaurants, Inc.	67
Gregory A. Trojan	Chief Executive Officer of BJ’s Restaurants, Inc.	59
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	69
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	70
James A. Dal Pozzo	Chairman of the Board of The Jacmar Companies	60
Noah A. Elbogen	Partner, Act III Holdings, LLC and Managing Member and Chief Executive Officer of Misada Capital Group LLC	36
Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner of LMR Advisors	60
Janet M. Sherlock	Chief Information Officer, Ralph Lauren Corporation	53
Patrick D. Walsh	Chief Executive Officer of Town Sports International Holdings, Inc.; Managing Member and Chief Executive Officer of PW Partners, LLC and PW Partners Atlas Funds, LLC	43

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

GERALD (“JERRY”) W. DEITCHLE has been a member of our Board of Directors since November 2004 and has served as our Chairman of the Board since June 2008. He served as our President from February 2005 until December 2012 and as our Chief Executive Officer from February 2005 until his retirement in February 2013. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., which previously owned, operated and franchised the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly-held operator of upscale casual dining restaurants, with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President. Mr. Deitchle currently serves as a consultant to us and as a part-time advisor to privately-held businesses. Mr. Deitchle previously served on the Board of Directors of The One Group Hospitality, Inc. (NASDAQ: STKS) and Fogo de Chao, Inc. (NASDAQ: FOGO), an operator of Brazilian-style steakhouses.

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Director Qualifications:  With eight years of prior experience as our President and Chief Executive Officer and as our Chairman since June 2008, in addition to over 35 years of executive and financial management experience with large, national restaurant and retail companies, both privately-held and publicly-held, the Board believes Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

GREGORY A. TROJAN has served as our Chief Executive Officer since February 2013, and as a member of our Board of Directors since December 2012. He served as our President from December 2012 until January 2018. Prior to joining us, Mr. Trojan was employed by Guitar Center, Inc., a leading retailer of musical instrument products, where he served as President, Chief Executive Officer and Director from November 2010 to November 2012 and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, having served as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007 and Domino’s Pizza, Inc. (NYSE: DPZ) from March 2010 to November 2017.

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Director Qualifications:  As our current Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004 and currently serves as our Lead Independent Director. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”). YRI is the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, and KFC Restaurants. Mr. Bassi led YRI from June 1997 to 2005. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves on the Board of Directors of publicly-held Potbelly Sandwich Works (NASDAQ: PBPB) and publicly-held Yum China (NASDAQ: YUMC). From 2015 to 2018, Mr. Bassi served on the Board of Directors of Mekong Capital, a Vietnamese private equity firm. From 2002 to 2009, Mr. Bassi also served on the Board of Directors of publicly-held The Pep Boys – Manny, Moe & Jack (NYSE: PBY) and from 2013 to 2015, he served on the Board of Directors of publicly-held AmRest Holdings SE (WSE: EAT), which is based in Poland.

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Director Qualifications:  As a former senior executive officer of one of the largest publicly-held restaurant companies in the United States with extensive public company directorship experience, Mr. Bassi brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

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Director Qualifications:  Mr. Bouts has extensive management and financial experience as a former senior executive of large consumer-discretionary segment companies, including Six Flags Theme Parks and the International Division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the SEC.

JAMES (“JIM”) A. DAL POZZO has been a member of our Board of Directors since January 2001. Since January 2018, Mr. Dal Pozzo has served as Chairman of the Board of The Jacmar Companies. Mr. Dal Pozzo served as Chairman of the Board and Chief Executive Officer of The Jacmar Companies from January 2013 to December 2017, as the President of The Jacmar Companies from 1993 to January 2013, and as Chief Financial Officer and Treasurer of The Jacmar Companies from 1987 to 1992. Prior to working for The Jacmar Companies, Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

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Director Qualifications:  Mr. Dal Pozzo’s experience as the Chairman of the Board and former Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo also has experience in risk management in food distribution and supply chain expertise. Mr. Dal Pozzo is also a Certified Public Accountant.

NOAH A. ELBOGEN has been a member of our Board of Directors since June 2014. Mr. Elbogen currently serves as a Partner at Act III Holdings, LLC, a Boston-based investment fund . Mr. Elbogen has also served as Managing Member and Chief Executive Officer of Misada Capital Group LLC, a New-Jersey based investment manager, which he founded in August 2016. From July 2011 to July 2016, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, a New York-based investment manager, where he focused primarily on the restaurant sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen currently serves as a director for publicly-held Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH).

•

Director Qualifications:  Mr. Elbogen has significant investment, financial and operations experience from his 15 years as an institutional investor and research analyst, and has experience as an operator in the restaurant industry, all of which make him qualified to serve as a director.

JANET M. SHERLOCK has been a member of our Board of Directors since January 2019. Ms. Sherlock currently serves as the Chief Information Officer of Ralph Lauren Corporation, a global leader in the marketing, design, and distribution of apparel, fragrance, accessories, and home products. From January 2010 to July 2017, Ms. Sherlock was the Chief Information Officer at Carter’s, Inc., a global manufacturer and retailer of baby and children’s apparel and accessories. Prior to that, Ms. Sherlock led the Digital and Omni-Channel practice at Gartner, a leading research and advisory firm, from October 2008 to December 2009.

Ms. Sherlock has also held various business and technology leadership roles at Calico Corners/Everfast, Inc., Guess?, Inc., BP and ExxonMobil from 1998 to 2008.

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Director Qualifications:  Ms. Sherlock has significant management and technology experience as an executive for some of the world’s best known consumer brands, including Ralph Lauren and Carter’s. Her experience developing breakthrough growth strategies for these brands coupled with her extensive technology background will be of considerable value as we continue to invest in our digital platform and technology capabilities.

LEA ANNE S. OTTINGER has been a member of our Board of Directors since August 2010. In 1998, Ms. Ottinger founded LMR Advisors, where she serves as a strategic business consultant supporting growth-oriented businesses primarily in the consumer/retail sector. Building upon her career in private equity (as a Vice President of Berkshire Partners, and its predecessor, Thomas H. Lee Company), her focus is on mergers & acquisitions and monetization strategies that enhance business expansion and realization of stakeholder financial objectives. From 1990 to 1998, Ms. Ottinger was a franchise owner and operator of several of The Body ShopTM skin and hair care stores, and served as a national representative to the Franchisee Board. From 2000 to 2018, she served on the Board of Directors of Savers, Inc., the largest for-profit thrift store retailer in the world. From June 2004 until its acquisition in March 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States.

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Director Qualifications:  Ms. Ottinger has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions, all of which has benefited the Board. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth-oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, Board oversight, strategic planning, and audit functions.

PATRICK D. WALSH has been a member of our Board of Directors since June 2014. Since September 2016, Mr. Wash has served as Chief Executive Officer of Town Sports International Holdings, Inc. (NASDAQ: CLUB), an owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. Mr. Walsh has served as a director of Town Sports International Holdings, Inc. since March 2015, and served as Executive Chairman from June 2015 to August 2016. Mr. Walsh has also served as the Managing Member and Chief Executive Officer of PW Partners, LLC, the general partner of PW Partners Master Fund LP (“PW Master Fund”), and PW Partners Atlas Funds, LLC, the general partner of PW Partners Atlas Fund II LP (“Atlas Fund II”) and PW Partners Atlas Fund LP (“Atlas Fund I”) since August 2012. In addition, since September 2012, Mr. Walsh has served as Managing Member of PW Partners Capital Management LLC, the management company with respect to each of Atlas Fund I, Atlas Fund II and PW Master Fund. From December 2011 to August 2012, Mr. Walsh was Managing Partner of PWK Partners, LLC, a value-oriented, private investment firm. From September 2011 to December 2011, Mr. Walsh engaged in activities relating to the formation of PWK Partners, LLC and its affiliated funds. From March 2008 to September 2011, Mr. Walsh served as partner at Oak Street Capital Management, LLC, a long-short, value-oriented, private investment management firm. From August 2004 to February 2008, Mr. Walsh was Vice President at Deutsche Bank Securities, Inc. Mr. Walsh currently serves on the Board of Directors of Famous Dave’s of America, Inc. (NASDAQ: DAVE), an owner, operator and franchisor of barbecue restaurants, and on the Board of Directors of Del Taco Restaurants, Inc. (NASDAQ: TACO). Mr. Walsh is a Chartered Financial Analyst.

•

Director Qualifications:  Mr. Walsh has an extensive background in financial analysis as well as a broad understanding of operational, financial and strategic issues facing public companies, all of which make him well qualified to serve as a member of the Board. In addition, Mr. Walsh’s significant experience in the restaurant industry, as both an investor and as a director, benefits the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2019, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors during fiscal 2018, and who are nominated for election at the Annual Meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Trojan and Dal Pozzo. Mr. Trojan is not considered to be independent due to his current service as our Chief Executive Officer. Mr. Dal Pozzo is not considered to be independent due to his employment as Chairman of the Board and former Chief Executive Officer of The Jacmar Companies, which currently provides certain food and supply distribution services to us. In addition, although Mr. Deitchle is considered independent for most purposes, he is not considered independent under SEC and NASDAQ rules for purposes of serving on our Audit Committee due to his current service as a consultant to us.

Board Meetings and Board Committees

The Board met nine times during fiscal 2018. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly-scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, all serving directors and all standing for election attended our annual shareholders’ meeting in June 2018, except for Mr. Wesley Nichols, who resigned from the Board effective upon completion of the 2018 annual shareholders’ meeting, and Ms. Sherlock who joined the Board in January 2019. All nominees to the Board of Directors are expected to attend the Annual Meeting this year. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of their duties, including attendance at meetings of our shareholders, the Board and those committees of which they are a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors

Gerald W. Deitchle				Chair
Gregory A. Trojan				X
Peter A. Bassi (1)	X	X	Chair	X
Larry D. Bouts	Chair		X	X
James A. Dal Pozzo				X
Noah A. Elbogen		X	X	X
Lea Anne S. Ottinger		Chair		X
Janet M. Sherlock	X			X
Patrick D. Walsh	X	X		X

(1)	Mr. Bassi serves as the Lead Independent Director.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor. During fiscal 2018, the Audit Committee consisted of Messrs. Bouts, Bassi and Walsh. Ms. Sherlock joined the Audit Committee in January 2019. All of the members of the Audit Committee who currently serve or who served in fiscal 2018 were independent directors under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of Messrs. Bouts, Bassi and Walsh qualify as an audit committee financial expert under applicable SEC rules. Mr. Bouts served as the Chairman of the Audit Committee in 2018. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies, and monitors the performance and compensation of certain officers and other employees. The Compensation Committee also determines annual cash incentive bonuses under our Performance Incentive Plan (“PIP”) as well as awards under our equity incentive plans, including our Equity Incentive Plan, as amended. During fiscal 2018, the Compensation Committee consisted of Ms. Ottinger, Mr. Bassi, Mr. Elbogen and Mr. Walsh. Ms. Ottinger served as the Chairperson of the Compensation Committee during fiscal 2018. All of the members of the Compensation Committee who currently serve or who served in fiscal 2018 were independent directors. The Compensation Committee held three meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct which covers all of our directors, officers and employees and is designed to promote the honest and ethical conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also prepares and supervises the Board’s annual review of directors’ independence, the Board’s performance self-evaluation, peer feedback and Committee evaluations.

During fiscal 2018, the Governance and Nominating Committee consisted of Mr. Bassi, Mr. Elbogen, Mr. Bouts and, until his resignation from the Board in June 2018, Mr. Wesley Nichols. All of the members of the Governance and Nominating Committee who currently serve or who served in fiscal 2018 were independent directors. Mr. Bassi served as Chairman of the Committee. The Governance and Nominating Committee conducted its business within the context of regularly-scheduled quarterly Board meetings and also held four separate meetings during the last fiscal year.

Corporate Governance Materials Available on Company Website

The following information relating to our corporate governance is available in the Corporate Governance section of our website at http://www.bjsrestaurants.com:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to our Executive Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific director(s) intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific directors identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified director(s) if one or more specific director is identified.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those material risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee and to the full Board on risk management during fiscal 2018. The Audit Committee, in turn, reported on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly-scheduled quarterly Board meeting, and each standing Board committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs. From June 2008 until his retirement as Chief Executive Officer in February 2013, Mr. Deitchle served in the combined roles of Chairman and Chief Executive Officer, and he currently serves as a consultant. The Board believes that Mr. Deitchle was and continues to be best situated to serve as Chairman in light of his many years of executive and financial management experience with high growth restaurant companies and his eight years of prior service to the Company as its CEO. We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations.

Mr. Trojan was appointed as a director in December 2012 and as our Chief Executive Officer in February 2013. He served as our President from December 2012 until January 2018. In light of the demands of his oversight of the day to day operations, the Board believes that the separation of the role of Chief Executive Officer and Chairman is appropriate at this time. In particular, it permits Mr. Trojan to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. In addition, the structure permits Mr. Deitchle to direct his attention to broader strategic issues considered by the Board. Moreover, Mr. Deitchle’s extensive experience with us makes him particularly well-suited to help the Board perform its oversight functions. The Board may re-evaluate the effectiveness of this structure in the future.

Mr. Bassi currently serves as our Lead Independent Director to chair the Board’s executive sessions of non-employee directors. The Lead Independent Director also reviews and approves the agenda for each full meeting of the Board and performs such other duties as the Board may, from time to time, assign to assist the Board and its various committees in fulfilling their respective responsibilities. We believe that maintaining a Lead Independent Director is appropriate in light of the fact that, while Mr. Deitchle is no longer an employee, as a current consultant and former officer he may not be considered “independent” for all purposes under applicable NASDAQ and SEC rules and, as a result, the Board does not believe it is appropriate for him to lead executive sessions of the non-employee directors.

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who are also our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are authorized to grant shares of our Common Stock and share-based awards to directors. As discussed further under “Stock Ownership Guidelines” below, all non-employee directors are required to hold shares of our Common Stock with a value equal to $300,000. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews director compensation in order to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. The Compensation Committee, after consultation with its Compensation Consultant, Willis Towers Watson, reviewed non-employee director compensation levels as compared to a peer group comprised of chain restaurant companies of similar size to our Company. Based on the results of this review and upon the recommendation of the Compensation Committee, the following compensation for non-employee directors, was approved effective January 2, 2019:

•	annual cash retainer of $60,000, payable in quarterly installments;

•

additional annual cash retainers to Board committee members paid in the amount of $9,000 for members of the Audit Committee, $7,500 for members of the Compensation Committee, and $5,000 for members of the Governance and Nominating Committee, payable in quarterly installments;

•

additional annual cash retainers of $15,000, $12,000 and $10,000, respectively, to the chairs of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, payable in quarterly installments;

•	an additional annual cash retainer to our Lead Independent Director of $20,000, payable in quarterly installments;

•	an additional annual cash retainer to any non-employee Chairman of the Board of $50,000, payable in quarterly installments;

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an annual equity award with grant-date fair market value of $100,000 consisting of restricted stock units (“RSUs”) (as opposed to half stock options and half RSUs previously), which vest one year from the date of grant (as opposed to three year vesting previously); and

•

upon joining the Board, new non-employee directors will receive a prorated portion of the annual equity award (rather than a full $100,000 equity award upon initial appointment to the Board). As a result, directors appointed during the first quarter of the calendar year will be entitled to the full $100,000 annual RSU award, and directors appointed in subsequent quarters will receive a pro rata portion of the annual grant based on the number of full quarters completed prior to joining the Board (e.g., directors appointed in the fourth calendar quarter will be entitled to only 25% ($25,000) of the annual equity award). This initial equity award is granted as of the 15th day of the month occurring following the date of the recipient’s election to the Board.

Delivery of equity compensation consisting of RSUs (rather than previous delivery of half stock options and half RSUs) with a one-year vesting period is consistent with equity compensation practices of comparable public companies and is intended to more effectively align non-employee directors’ interests with those of our shareholders. For both the initial and annual equity awards to non-employee directors, the underlying number of RSUs is determined based on the most recent closing market price of our Common Stock as of the date of grant. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested stock options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement. The equity awards for non-employee directors described above are in lieu of any automatic grants provided for in the Equity Incentive Plan, as amended.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2018:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)

Peter A. Bassi (3)	106,500	50,028	49,994	206,522
Larry D. Bouts (4)	80,000	50,028	49,994	180,022
James A. Dal Pozzo (5)	60,000	50,028	49,994	160,022
Gerald W. Deitchle (6)	97,500	50,028	49,994	197,522
Noah A. Elbogen (7)	72,500	50,028	49,994	172,522
Wesley A. Nichols (8)	32,500	50,028	49,994	132,522
Lea Anne S. Ottinger (9)	72,000	50,028	49,994	172,022
Janet Sherlock (10)	—	—	—	—
Patrick D. Walsh (11)	76,500	50,028	49,994	176,522

(1)

Mr. Trojan is absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Trojan, our Chief Executive Officer, is reflected in the Summary Compensation Table of this proxy statement.

(2)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2018. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2018 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 1, 2019, as filed with the SEC.

(3)	Aggregate number of option and stock awards outstanding held by Mr. Bassi on January 1, 2019 is 29,301.

(4)	Aggregate number of option and stock awards outstanding held by Mr. Bouts on January 1, 2019 is 26,333.

(5)	Aggregate number of option and stock awards outstanding held by Mr. Dal Pozzo on January 1, 2019 is 25,829.

(6)

The aggregate number of option and stock awards outstanding held by Mr. Deitchle on January 1, 2019, in connection with his current service as a non-employee director, is 10,917. Mr. Deitchle is party to a Consulting

Agreement with us, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

(7)	The aggregate number of option and stock awards outstanding held by Mr. Elbogen on January 1, 2019 is 11,378.

(8)	Mr. Nichols resigned from the Board of Directors in June 2018.

(9)	Aggregate number of option and stock awards outstanding held by Ms. Ottinger on January 1, 2019 is 38,319.

(10)	Ms. Sherlock joined the Board of Directors on January 4, 2019 and had no outstanding options or stock awards on January 1, 2019.

(11)	Aggregate number of option and stock awards outstanding held by Mr. Walsh on January 1, 2019 is 16,532.

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our Equity Incentive Plan, as amended.

Director Stock Ownership Guidelines.  All non-employee directors are required to hold shares of our Common Stock with a value equal to five times the annual base cash retainer payable to non-employee directors (but in no case less than $300,000). All non-employee directors are required to achieve these guidelines within three years of joining the Board. Shares that count towards satisfaction of these stock ownership guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock options that are “in the money,” the number of shares having a value equal to the difference between the aggregate value of the common stock subject to the options and the aggregate exercise price of such options, (iv) vested or unvested shares of restricted stock (other than unvested stock that is the subject of performance-based stock units (“PSUs”)), (v) stock owned outright by the director or his or her spouse or immediate family members residing in the same household, and (vi) stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines. Ms. Sherlock joined the Board in January 2019, and has additional time to comply with our ownership guidelines.

Employee Stock Ownership Guidelines.  Our Stock Ownership Guidelines also establish requirements for senior officers (our chief executive officer, president, chief financial officer, executive vice presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required

Chief Executive Officer	3 times base salary
President and Chief Financial Officer	1.5 times base salary
Executive Vice Presidents	1.5 times base salary

Officers who are subject to the guidelines have five years following the date that they became subject to the guidelines to comply with the applicable guideline ownership level. As the Stock Ownership Guidelines for officers were adopted effective January 1, 2015, each officer employed as of that date has until December 31, 2019 to comply. Shares that count towards satisfaction of these guidelines for officers are the same as those for directors described above.

Once a director or officer has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by an officer or director following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Consequences of Non-Compliance with Stock Ownership Guidelines.  If the applicable director or officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director or officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Bouts, Mr. Bassi and Mr. Walsh have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal 2018. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. E&Y, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2018 with management and E&Y. Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2018;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Board in Rule 3200T;

•

received from E&Y written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with E&Y, the independent auditors’ independence; and

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended January 1, 2019, for filing with the SEC. The Committee and the Board have also appointed E&Y as our independent auditor for fiscal year 2019.

THE AUDIT COMMITTEE

Larry D. Bouts, Chairman             Peter A. Bassi             Janet M. Sherlock             Patrick D. Walsh

RATIFICATION AND APPROVAL OF

OUR EQUITY INCENTIVE PLAN, AS AMENDED

(PROPOSAL NO. 2 ON PROXY CARD)

General

At the Annual Meeting, our shareholders will be asked to consider a proposal to ratify and approve the BJ’s Restaurants, Inc. Equity Incentive Plan (formerly known as the 2005 Equity Incentive Plan), as amended, including an amendment to increase the authorized number of shares of our Common Stock reserved thereunder by 1,250,000 shares. Upon shareholder approval of the request for additional shares under the Equity Incentive Plan, the shares will be added to the current reserve of 248,892 shares. If the request for additional shares is not approved by our shareholders, the Equity Incentive Plan will continue in effect, and we may continue to grant awards under the Equity Incentive Plan, subject to its terms, conditions and limitations, using the limited number of shares available for issuance.

The Equity Incentive Plan is a broad-based plan in which all of our employees (including restaurant general managers and executive kitchen managers), officers, directors and consultants are eligible to participate, with all such participation determined by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised entirely of independent directors. The Board has long believed that employee ownership in the Company serves the best interest of all shareholders, by promoting a focus on long-term increases in shareholder value. The purpose of the Equity Incentive Plan is to further the growth and success of our business and attract and retain the most talented employees, officers, directors and consultants by aligning the long-term interest of such persons with those of the shareholders through equity-based compensation and by providing rewards for exceptional performance and long-term incentives for future contributions to our success. The Equity Incentive Plan continues to support this purpose, by increasing the flexibility we have in awarding equity-based compensation that meets this ongoing objective while aligning compensation with shareholder value.

The Equity Incentive Plan provides us with flexibility to design stock and performance-based incentives for our restaurant and brewing managers, field supervision and key corporate employees who hold managerial positions for our Company. While there are many important resources required for us to execute our national expansion plan successfully, the most critical resource is the availability of highly qualified and experienced employees at all levels of our organization and, in particular, restaurant managers. The Board believes that the availability to grant equity awards under the Equity Incentive Plan is critical to our continued success.

The Equity Incentive Plan was originally adopted by our Board on May 19, 2005, and was ratified and approved by our shareholders at our 2005 Annual Meeting. At our 2010 and 2015 Annual Meetings, the shareholders approved amendments and restatements of the Equity Incentive Plan to increase the number of authorized shares by an additional 1,200,000 shares and 1,250,000 shares, respectively.

Amendment of the Equity Incentive Plan

On March 27, 2019, our Board approved the recommended proposal to amend the Equity Incentive Plan, subject to approval by shareholders at the Annual Meeting, to increase the number of shares authorized for issuance under the Equity Incentive Plan by 1,250,000 shares and to extend the term of the Equity Incentive Plan to June 30, 2028.

Reasons for Amendment of the Equity Incentive Plan

The Board of Directors believes broad-based equity compensation is an essential and long-standing element of our culture and success. It continues to be a critical element to attract and retain the most talented employees, officers and directors available to execute BJ’s national growth strategy. We have granted equity-based compensation to management-level employees at all levels of our organization as well as grants of restricted stock units awards to restaurant general managers, executive kitchen managers, directors of restaurant operations, and directors of kitchen operations pursuant to our Gold Standard Stock Ownership Program.

The increase in the number of authorized shares under the Equity Incentive Plan is intended to ensure that we will have sufficient shares available to continue to grant awards consistent with our compensation philosophy. The Board believes that the current number of shares available under the Equity Incentive Plan may be insufficient, depending on the price of our Common Stock, for us to grant awards beyond this year. The Board believes that amending the Equity Incentive Plan to increase the number of shares available thereunder by 1,250,000 should provide us with sufficient shares to continue to grant awards under the plan for the next three to four years, again depending on the price of our Common Stock over that period. Although the increase in the number of shares available for grant under the Equity Incentive Plan, and the granting of additional equity awards as a result of this increase, will be dilutive to our existing shareholders, the Board believes that the dilutive effect of the Equity Incentive Plan is consistent with the dilutive effect of comparable plans adopted by other companies in our peer group.

We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. We depend on the performance and commitment of our employees to succeed. The use of equity-based long-term incentives assists us in attracting, retaining, motivating and rewarding talented employees. Providing equity grants creates long-term participation in our company and aligns the interests of our employees with the interests of our shareholders. The use of equity awards as compensation also allows us to conserve cash resources for other important purposes. Shareholder approval of the request for 1,250,000 shares will allow us to continue to provide such incentives.

Amended Plan Benefits and Outstanding Awards Under Existing Plans

Because awards under the Equity Incentive Plan are discretionary, it is not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Equity Incentive Plan. The table below presents information about the number of shares that were subject to various outstanding equity awards under the Equity Incentive Plan, and the shares remaining available for issuance under the Equity Incentive Plan, as of the Record Date.

Shares Subject to Outstanding Restricted Stock Awards	587,666
Shares Subject to Outstanding Stock Options	669,296
Weighted-Average Exercise Price of Options	$40.55
Weighted-Average Remaining Term of Options	7.22
Shares Remaining Available for Issuance	248,892

Background for the Determination of the Increase to the Share Reserve Under the Equity Incentive Plan

In its determination to approve the request for 1,250,000 additional shares, the Board of Directors considered a run rate and dilution analysis prepared for the Company by Mercer, a leading benefits consulting firm, which included an analysis of certain burn rate, dilution and overhang metrics and the costs of the Equity Incentive Plan. Specifically, the Board of Directors considered that:

•	The share request would authorize an increase of only 1,250,000 shares over the 248,892 current shares reserved for issuance and available for future grant as of the Record Date.

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In fiscal 2018, 2017 and 2016, we granted equity awards representing a total of approximately 369,000 shares, 413,000 shares and 333,000 shares, respectively, under the Equity Incentive Plan. This level of equity awards represents a three-year average burn rate of 1.69% of common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted (net of forfeitures) during the fiscal year by the number of weighted average basic shares outstanding at the end of the period.

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We expect the 1,250,000 requested shares (in addition to our current share reserve) to provide us with enough shares for awards for approximately three to four years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards under the Equity Incentive Plan, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Equity Incentive Plan could last for a shorter or longer time.

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In fiscal 2018, the end of year overhang rate was 7.9%. If the request for additional shares is approved, we expect our overhang at the end of 2019 will be approximately 13.9%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

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The 1,250,000 shares to be added to the Equity Incentive Plan above plus the shares currently remaining available for issuance under the Equity Incentive Plan collectively represent 7.2% of our outstanding common stock as of the Record Date, calculated by dividing (1)1,498,892 shares that will be available for grant, by (2) the number of shares of our common stock outstanding as of the Record Date.

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Mercer’s analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares under the Equity Incentive Plan is within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board of Directors has determined that the size of the proposed share request is reasonable and appropriate at this time.

Summary of the Equity Incentive Plan, as amended

The following description of the material terms of the Equity Incentive Plan is qualified in all respects by reference to the Equity Incentive Plan as amended by the Board, subject to shareholder approval at the Annual Meeting. The full text of the Equity Incentive Plan, as amended, is attached to this Proxy Statement as Appendix A.

Administration

The Compensation Committee administers the Equity Incentive Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the independent directors. The Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Equity Incentive Plan. In addition, the Committee has the authority to interpret the Equity Incentive Plan and the awards granted under the Equity Incentive Plan, and to establish rules and regulations for the administration of the Equity Incentive Plan. The Committee may delegate the administration of the Equity Incentive Plan to the Company’s officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants

Any employee, officer, consultant or director providing services to us or to any of our subsidiaries, who is selected by the Committee, is eligible to receive awards under the Equity Incentive Plan. As of April 11, 2019, we had approximately 550 employees who were eligible to participate in the Equity Incentive Plan.

Shares Available for Awards

After giving effect to the proposed amendment of the Equity Incentive Plan, the aggregate number of shares of the Common Stock that may be issued as awards under the Equity Incentive Plan consists of 7,533,428 shares of Common Stock (shares of Common Stock reserved under this Equity Incentive Plan plus the number of shares that were the subject of grants under the 1996 Plan that were cancelled or terminated without exercise subsequent to the original adoption of the Equity Incentive Plan in 2005). If the amendments to the Equity Incentive Plan described in this Proposal No. 2 are approved by our shareholders, then the aggregate number of shares of Common Stock which may be issued as awards under the Equity Incentive Plan shall increase by 1,250,000 newly authorized shares. The maximum aggregate number of shares of Common Stock which may be granted to any one participant in any one year under the Equity Incentive Plan is 500,000. The Committee may adjust the aggregate number of shares reserved for issuance under the Equity Incentive Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Equity Incentive Plan.

If any shares of Common Stock subject to any award are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the Equity Incentive Plan.

The aggregate number of shares of Common Stock that may be issued under the Equity Incentive Plan is reduced by one and one-half (1.5) shares for each share delivered in settlement of any award of restricted stock, restricted stock unit, stock appreciation right (“SAR”), performance shares or performance units, and one share for each share delivered in settlement of an option.

Types of Awards

The Equity Incentive Plan permits the grant of the following awards:

•	non-qualified stock options;

•	incentive stock option;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	performance shares; and,

•	performance units.

Awards may be granted alone, in addition to, or in combination with any other award granted under the Equity Incentive Plan.

Stock Options.  Options granted under the Equity Incentive Plan may be either incentive stock options or non-qualified stock options. Incentive stock options are options which are designated as such by us and which meet certain requirements under Section 422 of the Internal Revenue Code (the “Code”) and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a non-qualified stock option.

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value on the exercise date equal to the exercise price.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of Common Stock subject to restrictions imposed by the Committee (including for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) and subject to forfeiture to us if the holder does not satisfy certain requirements (including, for example, continued employment with us) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with us until such future date).

Stock Appreciation Rights (“SARs”).  Participants may be granted stand-alone SARs. The holder of a stand-alone SAR is entitled to a distribution from us equal to the excess of the fair market value of the shares that are the subject of the SAR on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs may receive, at the discretion of the Committee, the excess of the fair market value (on the exercise date) of the subject shares over the exercise price for such shares in the form of a cash payment or shares of Common Stock.

Performance Compensation Awards.  Participants may be granted performance compensation awards. Such awards may take the form of performance shares or performance units and will be subject to the attainment of performance goals relating to the performance criteria selected by the Committee. Performance goals must be based solely on one or more of the following business criteria: (i) cash flow; (ii) earnings per share, including earnings per share as adjusted (a) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges and (3) accounting changes (including but not limited to any accounting changes we adopt); and (b) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume. With respect to performance shares or units outstanding prior to November 2, 2017, performance goals with respect to a given award will be determined by the Board or Committee prior to expiration of the first 90 days of any performance period (or, if shorter, the maximum period permitted under Section 162(m) of the Code).

Performance shares are performance compensation awards that are denominated in terms of a specified number of shares of Common Stock, which shares or their future cash equivalent (or a combination of both) may be paid to the Participant upon achievement of applicable performance goals during a specified performance period established by the Committee. Performance units are performance compensation awards that are denominated in terms of a specified dollar value that is set by the Committee (or that is determined by reference to a performance formula) which value may be paid in cash, in shares of Common Stock or in such combination as the Committee may determine, upon achievement of applicable performance goals during a specified performance period established by the Committee. The Equity Incentive Plan provides that in no case shall vesting of performance shares or performance units occur prior to the expiration of one year following the applicable grant date.

Certain Terms and Conditions of Awards

Change of Control.  In the event of a Change of Control (as defined in the Equity Incentive Plan), subject to certain limitations and restrictions as more fully described in the Equity Incentive Plan,

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options and SARs may become fully vested and immediately exercisable for the greater of the time period specified in the original option or SAR award (but subject to termination upon termination of service with us) or one year following the date of the Change of Control;

•	restriction periods and restrictions imposed on restricted stock or restricted stock units and performance-based awards may lapse; and,

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restrictions and limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by an employee will occur only if an employee’s employment is terminated without cause or by the employee for good reason within a year after a Change in Control, the acquiring company does not assume outstanding awards or substitute equivalent awards, or other conditions in the Equity Incentive Plan are satisfied.

Termination of Employment.  Vested awards granted under the Equity Incentive Plan will expire, terminate, or otherwise be forfeited as follows:

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three (3) months after the effective date of termination of a participant other than a non-employee director (in which case the date will be six months following the date such non-employee director ceases to be a director), including voluntary termination by the participant, other than in the circumstances described below;

•	upon termination of a participant for misconduct (as defined in the Equity Incentive Plan);

•	twelve (12) months after the date on which a participant, other than a non-employee director, suffers total or permanent disability (as defined in the Equity Incentive Plan); or

•	twelve (12) months after the death of a participant.

Duration, Termination and Amendment. The Equity Incentive Plan will terminate on June 30, 2028, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by our shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Equity Incentive Plan prior to the expiration of the Equity Incentive Plan may extend beyond the end of such period through the award’s normal expiration date.

The Board, and the Committee, may generally amend or terminate the Equity Incentive Plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of NASDAQ, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the Equity Incentive Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the Equity Incentive Plan or any award agreement.

Prohibition on Repricing Awards.   Without the approval of the Company’s shareholders, (i) no option or SAR may be amended or otherwise modified to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, and (ii) the Company shall not repurchase any outstanding option for cash at a time when the exercise price of the repurchased option is above the fair market value of the underlying common stock.

Transferability of Awards.  Unless otherwise provided by the Committee, awards under the Equity Incentive Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Limitation on Grants for Non-Employee Directors

Each non-employee director may receive award grants under the Equity Incentive Plan at the discretion of the Board and Compensation Committee; provided, however, that non-employee directors are not eligible to receive incentive stock options and in no case will any Eligible Director be granted one or more equity awards in any calendar year, solely with respect to service as a Director, that result in the aggregate value of cash-based and Awards exceeding $500,000. Awards granted in prior fiscal years will not count against the foregoing limitation in subsequent years even if the award from the prior years are earned or otherwise settled in years following the year of grant.

Subject to such limitations, the Board, the Committee or the Governance and Nomination Committee reserves the right to periodically evaluate and change the amount or type of grants made to Eligible Directors.

As described in “Director Compensation” above commencing January 1, 2019, eligible Directors currently receive the following automatic equity grants: (i) an annual equity award of $100,000, in fair market value, on the date of grant consisting of RSUs, which vest one year from the date of grant, and (ii) an initial equity grant equal of up to $100,000, the exact amount of which will be determined based on the portion of the calendar year that the new director will have served. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement.

Federal Income Tax Consequences

The federal income tax consequences of awards under the Equity Incentive Plan to us and our employees, officers, directors and consultants are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Equity Incentive Plan. Recipients of awards under the Equity Incentive Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Non-qualified Options.  Under current federal income tax law, the grant of a non-qualified option under the Equity Incentive Plan will have no federal income tax consequences to us or the optionee (unless the options are publicly traded). Generally, upon exercise of a non-qualified stock option granted under the Equity Incentive Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the “Spread”) is taxable to the optionee as ordinary income and is subject to withholding. All such amounts taxable to an employee are deductible by us as compensation expense. The deduction will be allowed for our taxable year which includes the end of the taxable year in which the optionee includes an amount in income.

Generally, the shares received on exercise of an option under the Equity Incentive Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the optionee will recognize income on the date of exercise of a non-qualified stock option. However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes. Under current law, employees who are either our directors or officers will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service. SEC Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. Because the Equity Incentive Plan satisfies the requirements for exemption under SEC Rule 16b-3, the grant of options will not be considered a purchase and the exercise of the options to acquire the underlying shares of Common Stock will not be considered a purchase or a sale. Thus, ordinary income will be recognized and the Spread will be measured on the date of exercise.

The taxable income resulting from the exercise of a non-qualified stock option will constitute wages for employees and is generally subject to withholding. We will be required to make whatever arrangements are necessary to ensure that funds equaling the amount of tax required to be withheld, if any, are available for payment, including the deduction of required withholding amounts from the optionee’s other compensation and requiring payment of withholding amounts as part of the exercise price. The tax basis for the Common Stock acquired is the option price plus the taxable income recognized. An optionee will recognize gain or loss on the subsequent sale of shares acquired upon exercise of a non-qualified stock option in an amount equal to the difference between the amount realized and the tax basis of such shares. Such gain or loss will be long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year.

Incentive Stock Options.   There will be no federal income tax consequences to us or the employee as a result of the grant of an incentive stock option. The optionee also will not recognize income when the incentive stock option is exercised (subject to the alternative minimum tax rules discussed below). Generally, we receive no deduction at the time of exercise.

In the event of a disposition of shares acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the employee has held the shares. If the employee does not dispose of the shares within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised and shares were purchased, then the employee must recognize only a long-term capital gain or loss. We are not entitled to any deduction under these circumstances.

If the optionee fails to satisfy either of the foregoing holding periods, then he or she must recognize ordinary income in the year of disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is determined under the rules applicable to non-qualified options (see above) based on the Spread at the date of exercise. However, such ordinary income will in no event exceed the amount of the gain realized on the sale, provided that the disposition involves an arm’s-length sale or exchange with an unrelated party. Any gain in excess of the amount taxed as ordinary income will be treated as capital gain. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

The Spread under an incentive stock option is treated as an adjustment in computing alternative minimum taxable income (“AMTI”) for the year of exercise. As a result, the Spread on an incentive stock option will be included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an optionee. A subsequent disqualifying disposition of shares acquired upon exercise of an incentive stock option will eliminate the AMTI adjustment if the disposition occurs in the same taxable year as the exercise. A disqualifying disposition in a subsequent taxable year will not affect the alternative minimum tax computation in the earlier year.

Payment of Option Exercise Price in Shares.  To the extent an optionee pays all or part of the option exercise price of a non-qualified stock option by tendering shares of Common Stock owned by the optionee, the tax consequences described above apply except that the number of shares of Common Stock received upon such exercise which is equal to the number of shares surrendered in payment of the option price will have the same tax basis and holding periods as the shares surrendered. The additional shares of Common Stock received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the day following the date of recognition of such income. Under Treasury regulations, if an optionee exercises an incentive stock option by tendering shares of Common Stock previously acquired by the exercise of an incentive stock option that have not satisfied statutory holding period requirements, a disqualifying disposition will occur and the optionee will recognize income and be subject to other basis allocation and holding period requirements.

Restricted Stock Awards.  Stock granted under the Equity Incentive Plan may, in the determination of the Committee, be subject to rights of repurchase and other transfer restrictions. The tax consequences of stock granted under the Equity Incentive Plan depends on whether the stock is subject to restrictions and if so, whether the restrictions are deemed to create a “substantial risk of forfeiture” under Code Section 83 (for example, stock granted under the Equity Incentive Plan which is subject to our right to repurchase the stock at a price that is less than fair market value which right lapses over a period of continued employment is considered a “substantial risk of forfeiture” under Code Section 83).

If stock is not subject to a “substantial risk of forfeiture,” the recipient normally will recognize taxable ordinary income equal to the value of the stock in the year in which the stock is granted less the amount paid for that stock. If the stock is subject to a “substantial risk of forfeiture,” the recipient normally will recognize taxable ordinary income as and when the “substantial risk of forfeiture” lapses in the amount of the fair market value of the shares no longer subject to the “substantial risk of forfeiture” less the amount paid for the stock. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon grant or vesting of the stock. The gain or loss will be long or short-term depending on how long the recipient held the stock. In general, the holding period for the stock commences when the stock is no longer subject to a substantial risk of forfeiture.

A recipient of stock subject to a “substantial risk of forfeiture” may make an election under Code Section 83(b) to recognize ordinary income in the year the recipient purchases the restricted stock, rather than waiting until the “substantial risk of forfeiture” lapses. If the stock recipient makes a Section 83(b) election, the recipient will be required to recognize as ordinary income in the year the recipient purchases the stock the difference, if any, between the fair market value of the stock on the purchase date and the purchase price paid. If the stock recipient makes a Section 83(b) election, the recipient will not be required to recognize any income when the “substantial risk of forfeiture lapses.”

Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the stock recipient.

Stock Appreciation Rights.  Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted. With respect to stand-alone SARs, if the holder receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the holder receives the appreciation inherent in the stand-alone SARs in stock, the holder will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

The income recognized by the holder of a stand-alone SAR will generally be subject to U.S. income tax withholding and employment taxes.

In general, we will not be entitled to a federal income tax deduction upon the grant or termination of stand-alone SARs. However, upon the exercise of a stand-alone SAR, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Performance Compensation Awards.  Generally, the recipient of a performance compensation award will not recognize any taxable income at the time the award is made but will generally recognize taxable income at the time the award is paid. If the performance compensation award is payable in cash, the cash will be taxable as ordinary compensation income to the participant at the time that it is received. If the holder receives the performance compensation award in stock, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

The income recognized by the holder of a performance compensation award will generally be subject to U.S. income tax withholding and employment taxes.

In general, we will not be entitled to a federal income tax deduction upon the grant or termination of performance compensation awards. However, upon payment of a performance compensation award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of such payment, provided that the deduction is not otherwise disallowed under the Code.

Limitations on Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million. Certain of our performance-based equity awards granted prior to November 2, 2017 may be excluded from the $1 million deduction limit if specific requirements are met.

Compliance with Section 409A of the Code.  Code Section 409A imposes requirements on non-qualified deferred compensation plans. The requirements include the timing of elections to defer, the timing of distributions and prohibitions on the acceleration of distributions. Failure to satisfy these requirements may result in the immediate taxation of the arrangement, the imposition of an additional 20% income tax on the participant and the possible imposition of interest and penalties on the unpaid tax. Proposed regulations generally provide that the type of equity incentives provided under the Equity Incentive Plan will not be considered non-qualified deferred compensation. However, some awards could be covered by Section 409A of the Code. For example, the grant or modification of a stock option or stock appreciation right with an exercise price less than fair market value of the underlying Common Stock could constitute non-qualified deferred compensation. In such event, the administrator normally would expect to design and administer any such award in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant. In the event that a grant or award under the Equity Incentive Plan is determined to constitute “non-qualified deferred compensation” that would be subject to additional tax under Section 409A of the Code, the Compensation Committee has the authority to impose such additional conditions as it deems necessary to avoid the imposition of the additional tax.

Vote Required

Ratification and approval of the Equity Incentive Plan, as amended, requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE BJ’S RESTAURANTS, INC. EQUITY INCENTIVE PLAN, AS AMENDED.

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for advisory approval of the compensation of our named executive officers. Pursuant to an advisory vote at our 2017 Annual Meeting, our shareholders elected to hold such votes on an annual basis. We intend to include an advisory shareholder vote on the compensation of our named executive officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

Highlights of Executive Compensation Philosophy

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and align executive compensation with our long-term performance.

Objective	How Our Compensation Program for Named Executive Officers Achieves This Objective
Pay For Performance

•  Aligning named executive officers’ compensation with short and long-term Company and individual performance

•  Setting a significant portion of each named executive officer’s targeted total direct compensation to be in the form of variable compensation tied to our overall performance

Attract And Retain Top Talent

•  Targeting total direct compensation in the 50th percentile range among companies with which we compete for executive talent

•  Competing effectively for the highest quality people who will determine our long-term success

Align Executive Compensation With Shareholders

•  Providing equity compensation in alignment with long-term performance

•  Establishing a significant portion of each named executive officer’s indirect compensation to be based on achieving long-term shareholder value

What We Do

•	Set a significant portion of each named executive officer’s targeted total direct compensation in the form of “at-risk” performance-based compensation

•	Provide equity compensation in alignment with long-term performance, including use of PSUs with vesting requirements based on time and objective long-term performance criteria

•	Target total direct compensation in the 50th percentile range among companies with which we compete for executive talent

•	Consult with third party compensation consultants in order to assess our compensation policies as compared to comparable public companies

•	Require our executives and directors to satisfy stock ownership guidelines

•	Maintain a clawback policy with respect to performance-based cash bonuses

•	Prohibit members of our management team from engaging in hedging transactions or pledging stock

•	Conduct annual “say-on-pay” advisory votes

What We Don’t Do

•	Have single-trigger change-in-control equity acceleration provisions

•	Provide significant perquisites

•	Provide excise tax gross-ups of perquisites

•	Provide matching contributions into our deferred compensation plan for which officers are eligible

•	Maintain a supplemental executive retirement plan or other significant retirement benefits for executives

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative, provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation is designed to reward our executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers for fiscal 2018 is reflective of and consistent with that intent.

This “say-on-pay” proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2019 Annual Meeting of Shareholders.

This “say-on-pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 4 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019 (fiscal 2019), and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of Ernst & Young LLP for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 2, 2018 and January 1, 2019, by our independent auditor, Ernst & Young LLP:

Fiscal Year	2018	2017

Audit Fees (1)	$628,686	$570,661
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)

These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by Ernst &Young LLP during fiscal 2018 and 2017 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no waivers of approval requirements or guidelines during the same periods.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

Shares Beneficially Owned (1)
Name and Address (2)	Number of Shares (3)	Percentage of Class (3)

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3.211.854(4)	15.4%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19335	2,782,037(5)	13.3%

Dimensional Fund Advisors L.P. Building One 6300 Bee Cave Road Austin, TX 78746	1,063,490(6)	5.1%

Gerald W. Deitchle	24,733(7)	*

Peter A. Bassi	79,245(8)	*

Larry D. Bouts	42,606(9)	*

James A. Dal Pozzo	28,775(10)	*

Noah A. Elbogen	9,266(11)	*

Lea Anne S. Ottinger	40,029(12)	*

Janet M. Sherlock	—(13)	*

Patrick D. Walsh	21,103(14)	*

Gregory A. Trojan	72,902(15)	*

Gregory S. Levin	74,790(16)	*

Gregory S. Lynds	51,707(17)	*

Lon F. Ledwith	21,045(18)	*

Kevin E. Mayer	7,977(19)	*

All current directors and executive officers as a group (15 persons)	493,797(20)	2.3%

*	Less than 1%

(1)

The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)

Percent of class is based on the number of shares issued and outstanding (20,875,914) on the Record Date (April 11, 2019). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)	Based solely on a Schedule 13G filed on January 24, 2019, it is our belief that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2018.

(5)	Based solely on a Schedule 13G filed on February 11, 2019, it is our belief that The Vanguard Group owned the number of shares indicated as of December 31, 2018.

(6)	Based solely on a Schedule 13G filed on February 8, 2019, it is our belief that Dimensional Fund Advisors LP owned the number of shares indicated as of December 31, 2018.

(7)

Consists of 869 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 20,000 shares of Common Stock held of record by the Deitchle Family Trust, and 3,864 shares of Common Stock purchasable upon exercise of options.

(8)	Consists of 56,997 shares of Common Stock of which Mr. Bassi is the beneficial owner and 22,248 shares of Common Stock purchasable upon exercise of options.

(9)	Consists of 23,326 shares of Common Stock of which Mr. Bouts is the beneficial owner and 19,280 shares of Common Stock purchasable upon exercise of options.

(10)	Consists of 9,999 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 18,776 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 6,331 shares of Common Stock of which Mr. Elbogen is the beneficial owner and 2,935 shares of Common Stock purchasable upon exercise of options.

(12)	Consists of 8,763 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 31,266 shares of Common Stock purchasable upon exercise of options.

(13)	Ms. Sherlock joined the Company’s Board in January 2019 and owns no shares of our Common Stock and has no options that are exercisable within 60 days of the Record Date.

(14)	Consists of 11,624 shares of Common Stock of which Mr. Walsh is the beneficial owner and 9,479 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of 21,171 shares of Common Stock of which Mr. Trojan is the beneficial owner and 51,731 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 32,191 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 42,599 shares of Common Stock.

(17)	Consists of 14,202 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 37,505 shares of Common Stock.

(18)	Consists of 6,677 shares of Common Stock of which Mr. Ledwith is the beneficial owner and options exercisable for up to 14,368 shares of Common Stock.

(19)	Consists of 1,743 shares of Common Stock of which Mr. Mayer is the beneficial owner and options exercisable for up to 6,234 shares of Common Stock.

(20)	Includes 274,018 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other named executive officers included in the Summary Compensation Table of this Proxy Statement. As a group, these executive officers are referred to as our “named executive officers.” Our named executive officers for fiscal 2018 were:

Name	Position
Gregory A. Trojan	Director, Chief Executive Officer
Gregory S. Levin	President, Chief Financial Officer and Secretary
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Lon F. Ledwith	Executive Vice President, Operations
Kevin E. Mayer	Executive Vice President and Chief Marketing Officer

Overview of Compensation Philosophy and Program

The Compensation Committee’s philosophy is that executive compensation should be closely aligned with our performance on both a short and a long-term basis to ensure that the interests of executive officers continue to be properly aligned with long-term shareholder interests. In addition, compensation should be designed to assist us in attracting and retaining management personnel who are critical to our long-term success. To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•

performance-based annual cash incentive payments, which are dependent on our annual consolidated financial performance and, for officer-level executives other than the Chief Executive Officer, specific individual performance goals; and

•

long-term incentive compensation in the form of stock options, RSUs, PSUs or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	equity-based compensation awarded in prior years;

•	appropriate blend of short-term and long-term cash and equity compensation;

•

total compensation paid to our executives compared to amounts paid to executives in similar positions at similar-sized companies, and relative to peers within the company, both for the prior year and over a multi-year period;

•	broad trends in executive compensation within the restaurant industry;

•	recommendations of third party compensation consultants retained by the Compensation Committee; and

•	the recommendations of our Chief Executive Officer (for named executive officers other than himself).

Role of the Compensation Committee

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our officers and other key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees. The Compensation Committee also makes recommendations regarding annual cash incentives under our Performance Incentive Plan and equity awards to executive officers and other employees pursuant to our equity compensation plans, including our Equity Incentive Plan, as amended.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to retain and terminate independent, third party compensation consultants, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chairperson of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Four independent directors, Peter A. Bassi, Noah A. Elbogen, Lea Anne S. Ottinger, and Patrick D. Walsh, currently serve on the Compensation Committee. Ms. Ottinger serves as the Chairperson of the Compensation Committee. The Board has determined that each current member of the Compensation Committee and each member who served in 2018 is an independent director under applicable NASDAQ rules, a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined under Section 162(m) of the Internal Revenue Code (“Code”).

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final determinations regarding the compensation of all executive officers, including base salaries and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of all other executive officers. This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual review, including proposed base salary adjustments, annual cash incentive awards under our Performance Incentive Plan and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer.

Consideration of Say-on-Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say-on-pay”). At our Annual Meeting of Shareholders held in June 2018, 86% of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2018 or in establishing executive compensation for 2019. However, even with this high level of support, we have continued to make additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans and the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders, some of which have been highlighted within this Compensation Discussion and Analysis. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory “say-on-pay” votes when making future compensation decisions for named executive officers.

Compensation Practices and Risk

The Compensation Committee carefully reviewed our executive compensation policies and practices. The Compensation Committee determined that the executive compensation policies and practices do not encourage our executives to take, or reward our executives for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

a significant portion of the annual cash incentive bonuses is based on broad operational business results rather than individual performance criteria or narrow financial metrics that may not correspond to overall Company results. As a result, discretion by management or the Board in calculating these bonuses is limited;

•

the ultimate economic value provided by our long-term incentive plan is based primarily on the performance of our stock and, with respect to a portion of the equity-based awards, on performance of the Company against established operational financial results over a three-year period;

•	our cash and long-term equity incentive programs are capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•

recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources employees and advisors, as well as input from our Compensation Consultant, in order to ensure diversity of thought and overall consensus; and

•

we maintain the competitiveness of our compensation by comparing our compensation plans with those of comparable peer companies and by annually monitoring and, with the assistance of third party compensation consultants, evaluating our plans against broader executive compensation trends and survey data.

Compensation Consultants

In accordance with the authority granted to the Compensation Committee under its charter, the Committee engaged Willis Towers Watson as our independent outside Compensation Consultants to advise the Compensation Committee regarding matters related to executive compensation benchmarking, design of certain aspects of the executive compensation program and trends and regulations pertaining to executive compensation.

Willis Towers Watson assisted the Compensation Committee in identifying relevant segments of the U.S. executive talent market and evaluating overall and specific executive officer compensation levels, mix of compensation components and competitive stock granting practices. However, the consultants did not make specific monetary recommendations with respect to individual executive officers.

All of the fees paid to Willis Towers Watson during fiscal 2018 were in connection with their work on executive and non-employee director compensation matters on behalf of the Compensation Committee. They were retained pursuant to an engagement letter and the Compensation Committee has determined that their services do not give rise to any conflict of interest and considers the firm to have sufficient independence from us and our executive officers to allow its consultants to offer objective advice.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate our executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee reviews relevant market data when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in the fourth quarter of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive payments and equity awards for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee periodically obtains input from its advisors and compares executive compensation levels and practices for executives holding comparable positions at similarly sized companies to aid the Compensation Committee in setting compensation at competitive levels.

Generally, the Compensation Committee’s philosophy is to target base pay, target total cash compensation and target total direct compensation (base pay, annual cash incentive bonus and equity incentive awards) at approximately the 50th percentile of the relevant market. The Compensation Committee believes that targeting total direct compensation at approximately the 50th percentile enables us to remain competitive in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and overall leadership qualities, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

The Compensation Committee engaged Willis Towers Watson, which has significant expertise in compensation analysis and evaluation, to help evaluate the competitiveness of executive compensation levels in connection with establishing our 2018 executive compensation. For purposes of benchmarking annual cash- and stock-based compensation levels, market compensation information reflected our Company’s markets for executive talent, in order of relevance as follows:

•	Chain restaurant industry: primary market data source was the Aon Hewitt 2017 Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey;

•	Retail industry: market data source was the Willis Towers Watson 2017 Compensation Data Bank (CDB) Retail/Wholesale Executive Compensation Survey Report – U.S.; and

•	General industry: market data source was the Willis Towers Watson 2017 CDB General Industry Executive Compensation Survey Report – U.S.

As a secondary source of market data for certain Named Executive Officer positions, publicly-disclosed compensation information of the following then-publicly held chain restaurant industry peer companies was referenced:

Bravo Brio Restaurant Group, Inc.	Ignite Restaurant Group, Inc.
Buffalo Wild Wings, Inc.	Jack in the Box, Inc.
The Cheesecake Factory Incorporated	Red Robin Gourmet Burgers, Inc.
Dine Brands Global, Inc. (Applebee’s & IHOP)	Ruby Tuesday, Inc.
Domino’s Pizza, Inc.	Ruth’s Hospitality Group
El Pollo Loco Holdings, Inc.	Texas Roadhouse, Inc.
Fiesta Restaurant Group, Inc.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies for fiscal 2018 with which we compete for talent or which are similar to us in size, market capitalization, growth rate and industry. Since our management team and the institutional investment community generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that group allows for proper consideration for management retention, as well as meaningful comparisons of our actual performance against our peers and, therefore, enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee gathers and reviews data from its independent Compensation Consultants as well as relevant information from industry sources, SEC filings and other publicly-available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals.

Based on the compensation study prepared by Willis Towers Watson in the fourth quarter of 2017, the Compensation Committee approved 2018 target annual cash compensation (base salary and target annual incentive compensation) and target total direct compensation (target annual cash compensation and long-term incentive compensation) for the Named Executive Officers to be at or around the 50th percentile range of the market.

Elements of Executive Compensation

Base Salary.  Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive and other similarly situated executives, and the other similar companies’ base salary levels. For fiscal 2018, the Compensation Committee granted nominal increases in base salaries of our executive officers as a group and, as is its standard practice, made adjustments based on standard cost of living and peer company analysis. The average increase in base compensation for our named executive officers other than our CEO (who did not receive a base a salary increase) for 2018 was 2.0%.

Annual Cash Incentive.  Each executive officer participates in our annual PIP. In 2011 and again in 2016, our shareholders voted to approve the material terms of the PIP. Under the PIP, the annual incentive opportunity is generally determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP. For fiscal 2018, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was our Consolidated Income from Operations for the fiscal year, as reflected on our Consolidated Statements of Income. The Compensation Committee believes that this metric encourages focus on the profitability of our Company’s operations, as a key driver of shareholder value creation, and is also largely within management’s ability to influence and control.

Under the fiscal 2018 PIP, 70% of the executives’ incentive opportunity (other than for the Chief Executive Officer) was based on the degree of achievement of our Consolidated Income from Operations target. The remaining 30% of the incentive opportunity was based on each executive’s achievement of certain agreed-upon individual performance objectives, except for Mr. Trojan, whose entire fiscal 2018 incentive bonus opportunity was based on our Consolidated Income from Operations amount, because he is deemed responsible and accountable for our overall financial performance. For example, if the executive’s base salary was $350,000 and his/her total incentive opportunity was 60% of base salary (or $210,000), then 70% of the $210,000 total incentive opportunity (or $147,000) would be driven by the degree of achievement of the Consolidated Income from Operations target, and 30% of the $210,000 total incentive opportunity (or $63,000) would be driven by the degree of achievement of individual performance objectives. The specific incentives awarded for the individual performance objectives established for each executive officer take into account the degree that each officer completed his or her agreed-upon key initiatives for the year, as well as each officer’s overall leadership and effectiveness in doing so.

For the 70% of our fiscal 2018 PIP that was tied to Consolidated Income from Operations, the PIP provided for a sliding scale of the targeted Consolidated Income from Operations necessary to achieve some portion of the annual incentive opportunity:

•	the 2018 PIP required a minimum threshold level of 80% of Consolidated Income from Operations for a payout of 60%, and

•

the 2018 PIP provided for a maximum targeted Consolidated Income from Operations percentage at 120%, to discourage any actions or decisions that might benefit short-term performance to the detriment of our longer-term competitiveness.

Fiscal 2018 Consolidated Income From Operations Target vs. Actual Achievement/Payout

(Dollars in thousands)

	Threshold	Target	Maximum	Actual

Consolidated Income from Operations (1)	$58,678	$73,348	$88,018	$80,598
Percentage Achieved	80%	100%	120%	110%
Payout Percentage	60%	100%	200%	150%

(1)	Adjusted for bonuses and non-recurring expenses.

We believe individual goals for certain executives are appropriate primarily to drive performance against key corporate initiatives. These corporate initiatives are determined annually in conjunction with our business plan and are presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting. For fiscal 2018, we had five categories of key objectives in which individual performance goals were established. These five key initiatives were as follows:

•	People First;
•	Building Sales and Awareness;
•	Food & Beer Quality and Differentiation;
•	Improving our Margins and Operating Cost Structure; and
•	Improving our Development Strategy and Return on New Restaurant Investment.

In February 2019, the Compensation Committee, with input from the Chief Executive Officer, reviewed the Company’s performance in relation to the Consolidated Income from Operations goals and the individual performance in relation to the individual performance goals of the respective executive officers as set forth for 2018. The table below shows the fiscal 2018 target annual incentive bonus for each Named Executive Officer as compared to the actual fiscal 2018 bonus payout under the PIP. In 2018, our Consolidated Income from Operations, as adjusted for bonuses and non-recurring expenses that were deemed excludable under the PIP, was approximately $80.6 million or approximately 110% of the $73.3 million target. As a result, there was a 150% incentive award percentage payout attributable to the Income from Operations component of the fiscal 2018 PIP.

Fiscal 2018 Annual Incentive Bonus Plan: Actual Payout vs. Target Bonus

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)

Gregory A. Trojan	100%	150%	150%
Gregory S. Levin	60%	81%	134%
Gregory S. Lynds	60%	80%	133%
Lon F. Ledwith	60%	80%	134%
Kevin E. Mayer	60%	80%	134%

Long-Term Equity Compensation:  Stock Options, RSUs and PSUs. We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2018, long-term incentive compensation took the form of awards of stock options, RSUs and PSUs. Award amounts for executive officers were based on external market and internal pay and performance considerations and based on a targeted economic value as determined by the Compensation Committee.

In the past, the Compensation Committee has varied the portion of long-term equity compensation awards made in the form of stock options, RSUs and PSUs. As such, the current allocation may change in the future or may change for specific circumstances involving a given executive. In 2018, long-term equity awards were generally allocated one-third to each of stock options, RSUs, and PSUs.

The amount of annual equity awards granted to executive officers is based on a target economic value, which is generally set at the 50th percentile of market data for comparable positions (where such information is available). However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate, based on factors such as our prior year performance, individual executive performance and retention considerations.

Additionally, all of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operations, area vice presidents and certain brewing operations positions and selected high-performing Restaurant Support Center team members are eligible to receive equity awards in accordance with our Equity Incentive Plan. The grant of equity awards to our restaurant and brewing field operations teams is designed to increase employee retention and to promote long-term wealth building based on ownership of our equity.

Stock Options.  Stock options provide executives with the opportunity to purchase shares of our Company’s Common Stock at a price that is equal to our Company’s stock price on the date of grant. Accordingly, stock options are shareholder-aligned and performance-based, because executives realize increasing value only as the Company’s stock price increases, and executives realize zero value if our Company’s stock price does not increase above the grant-date stock price. In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations on such considerations as the value of total direct compensation for comparable positions in the market data; company and individual performance against the strategic plan for the prior fiscal year; the number and value of stock options previously granted to the executive officer; the allocation of overall share awards attributed to executive officers, and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2018 were granted as non-qualified stock options with an exercise price equal to the most recent closing price of our Common Stock as of the date of grant. Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers in 2018 vest in three equal annual installments. Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock.

RSUs.  RSUs differ from stock options in that the primary purpose of RSUs is to provide a component of equity-based compensation that has a measurable value to recipients immediately upon their vesting, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant based on the number of vesting RSUs and the fair market value of our share price at the time of vesting. RSUs granted to our executive officers for 2018 vest in three equal annual installments.

The Compensation Committee believes that RSU awards may also be effective in attracting, motivating and retaining high-quality management talent for all levels of our organization. All of our restaurant general managers, executive kitchen managers, directors of kitchen operations and directors of operations are eligible for the Gold Standard Stock Ownership Program under our Equity Incentive Plan, and equity awards under this program have been in the form of RSUs. This program is a long-term wealth building program that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during that service period. The service period has generally been between three and five years. We also believe our grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of these grants.

PSUs.  As with RSUs, PSUs are a component of equity-based compensation that has a measurable value to recipients immediately upon their vesting. Also like RSUs, PSUs are shareholder-aligned because their underlying value is tied to the price of our Company’s Common Stock. However, PSUs differ from RSUs in that (i) predetermined performance goals must be achieved in order for the awards to vest and (ii) the number of PSUs that vest may be higher than, lower than or equal to the target number of PSUs, based on whether performance is above, below or at those predetermined goals. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant based on the number of vesting PSUs and the fair market value of our share price at the time of vesting. PSUs granted to our executive officers for 2018 cliff vest after three years if the Company has met specific performance threshold goals. If such threshold goals are not achieved, zero PSUs are settled.

The Company has awarded PSUs every year since 2014 except in 2015.

In February 2019, the Compensation Committee reviewed the performance of the Company relative to the performance targets established for PSUs granted in 2016. As indicated in the table below, for the three year period ended with fiscal 2018, the Company achieved 50.2% of the Return on Invested Capital target and 144.7% of the Comparable Sales target, resulting in vesting of the PSUs at a 97.5% rate.

2016 PSU Grant Matrix – Return on Invested Capital
3 Year Average Return on Invested Capital	< 9.5%	9.5%	10.5%	11.5%	12.0%	> 12.5%
% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

2016 PSU Grant Return on Invested Capital Results
	2016	2017	2018	3 Yr. Average
Return on Invested Capital (1)	10.5%	7.5%	10.1%	9.5%
Achievement				50.2%

2016 PSU Grant Same Restaurant Comparable Sales Growth Over Black Box Index (2)
3 Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%
% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

2016 Same Restaurant Comparable Sales Results
	2016	2017	2018	3 Yr. Average
BJ’s Restaurants, Inc. (3)	-1.5%	-0.6%	5.1%	1.0%
Black Box	-2.0%	-1.8%	1.1%	-0.9%
Difference	0.5%	1.2%	4.0%	1.9%
Achievement				144.7%

Total Achievement				97.5%

(1)

Return on Invested Capital was adjusted in fiscal year 2016, 2017 and 2018 to reflect the adoption of Accounting Standards Update (“ASU”) 2016-10, an amendment to ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which provided a comprehensive new revenue recognition model. Return on Invested Capital was also adjusted in fiscal 2017 to exclude the write-off of the remaining net book value of certain convection ovens and point of sale terminals, as a result of our new slow roasting oven and server handheld tablet rollouts, natural disaster and related expense resulting from Hurricanes Harvey/Irma, as well as severance related expenses incurred to reorganize the Company’s Restaurant Support Center.

(2)

The original PSU metric provided for use of the Knapp Index; however, due to companies leaving that survey and the restaurant industry’s increasing use of the Black Box Index as an industry comparable sale metric, in 2018 the Compensation Committee approved the retroactive use of the Black Box Index.

(3)	Comparable restaurant sales are based on calendar years versus BJ’s Restaurants, Inc.’s fiscal calendar.

In 2018, the Company issued PSUs that have a required three-year service period and will only vest based on the achievement of certain performance-based goals over the three-year period ending with fiscal 2020. Consistent with our 2016 grant, one-half of the PSU award is tied to three-year average Return on Invested Capital (defined as income from operations divided by invested capital) and the remaining one-half of the award is tied to three-year average Same Restaurant Comparable Sales Growth compared to the Black Box Index. As set forth in the vesting tables below, the awards provide for vesting from 50% to 150% of the target award based on actual achievement relative to the target for each of the two metrics.

PSU Matrix – Return on Invested Capital
3 Year Average Return on Invested Capital	< 8.0%	8.0%	8.5%	9.0%	10.0%	> 11.0%
% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

PSU Matrix – Same Restaurant Comparable Sales Growth Over Black Box Index
3 Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%
% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

Limited Executive Benefits and Perquisites.  In addition to their eligibility to participate in our Company’s customary employee benefit plans; our executive officers are entitled to receive automobile allowances as their sole executive perquisite. Except for certain additional benefits provided to Mr. Trojan in connection with the amended and restated employment agreement (as discussed under “Compensation of Chief Executive Officer” below), our executive officers receive no other form of executive benefit or perquisite.

Changes for 2019

After consultation with its Compensation Consultants, the Compensation Committee did not make any significant changes in the overall structure of executive compensation for fiscal 2019. We believe that the compensation programs as currently in effect properly align our compensation practices with our Company’s financial and strategic priorities while tying overall compensation directly to performance and to increases in value to our shareholders. In designing our compensation policies for fiscal 2019 and beyond, we continue to attempt to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts prove successful in generating growth in Consolidated Income from Operations, Comparable Sales and shareholder value creation while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance.

This philosophy was reflected in our compensation decisions for fiscal 2019 as follows:

No Significant Merit-Based Changes to Base Salary.  We believe the base salaries of our named executive officers remain generally in line with base compensation for comparable executives at other peer companies. In order to assure that our base salaries remain in line with comparable industry base salaries and based on input from our Compensation Consultants, we granted base salary increases, averaging 4.8%, for our named executive officers other than our CEO (who did not receive a base salary increase) for 2019. Additional adjustments were made in the case of promotions and other material changes in responsibility of specific executive officers. We believe that the increase in base salaries is appropriate in light of comparable base salaries in the industry and is consistent with our desire to provide compensation in line with our competitors while still emphasizing other elements of compensation that are directly related to our performance and changes in shareholder value.

Continued Emphasis on Operational Performance for Annual Incentive Bonus Opportunity.  In February 2019, the Compensation Committee approved the fiscal 2019 PIP. The basic terms, conditions, structure and percentage metrics of the fiscal 2019 PIP are substantially the same as that for fiscal 2018. The Compensation Committee continued its practice of using both Consolidated Income from Operations and individual performance goals as the measures for targeted payouts and kept the percentage of the total bonus opportunity attributed to Consolidated Income from Operations at 70% (as compared to 30% for individual performance goals), excluding Mr. Trojan whose entire bonus remains based on achievement of targeted Consolidated Income from Operations. As was the case for 2018, a minimum of 80% of the Consolidated Income from Operations target must be satisfied in order for any payout to be made with respect to the portion of the award tied to that metric.

Continued Balanced Mix of Long-Term Equity Compensation.  For 2019, equity awards to executive officers continued to be weighted one-third to each of stock options, RSUs and PSUs. The continued inclusion of PSUs in our long-term equity-based awards, in conjunction with stock options and RSUs, is designed to continue to emphasize performance and to align executives with our shareholders.

Changes in Vesting Criteria for PSUs.  For 2019, after consultation with Willis Towers Watson as to relevant industry dynamics, we modified the performance metrics for PSUs to exclude Return on Invested Capital. The Compensation Committee believes that Return on Invested Capital is less valuable as a performance metric due to the fact that longer term capital investments, may fluctuate year to year based on factors that do not accurately correlate with the Company’s overall performance or increases in shareholder value during the measurement period. As set forth in the below table, we did not change the performance criteria associated with Same Restaurant Comparable Sales Growth. However, in light of the restaurant industry’s increasing use of the Black Box Index as an industry comparable sale metric (as opposed to the Knapp Index), our same restaurant comparable sales will be measured against the Black Box Index with respect to 2019 PSU grants.

2019 PSU Matrix – Same Restaurant Comparable Sales Growth Over Black Box Index
3 Year Average Comparable Sales Over Black Box Index	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%
% of Target Shares that Vest	0%	50%	75%	100%	125%	150%

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates.  Annual equity grants are presented and approved at the meeting of the Compensation Committee held in late November or early December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for executive officers and Restaurant Support Center team members is the 15th of January and, for stock options, the exercise price is the most recent closing price of our Common Stock as of the date of grant. Exceptions to the annual grant date may be made in certain circumstances for administrative convenience.

For annual grants of RSUs, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the most recent closing market price of our Common Stock as of the date of grant.

New Hire Grant Dates.  All equity award grants to certain newly-hired employees are approved by the Compensation Committee following the new employee’s first day of employment. Newly-hired employees will receive a grant that is one-half RSUs and one-half stock options, unless they make an election at least two weeks prior to the grant date to receive all RSUs. These grants occur on the 15th calendar day of the first month of the subsequent quarter following approval. For stock options, the exercise price is the closing price of our Common Stock on the date of grant. The number of RSUs granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant. While our RSU and stock option grants to new employees have traditionally vested ratably over five years, beginning in 2019 our RSU and stock option grants will vest ratably over three years. We believe that such change is consistent with industry practice.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”).  All of our restaurant general managers, executive kitchen managers, directors of kitchen operations and directors of operations are eligible to participate in the Gold Standard Stock Ownership Program under our Equity Incentive Plan, as amended. The grant date for new GSSOP participants is generally the 15th day of the first month of the subsequent quarter following approval of their acceptance into the program for ease of administration. The amount of the GSSOP awards granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the most recent closing market price of our Common Stock as of the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant. Additionally, participants who have completed the first five years of service under the original Gold Standard Stock Ownership Program may be eligible to participate in future GSSOP programs (“Supplemental GSSOP”) depending on their current position. Each participant eligible for the Supplemental GSSOP receives the fair market value of the award in RSUs. Prior to the second quarter of fiscal 2018, participants had the ability to choose the fair market value of their award entirely in RSUs or allocated one-half to RSUs and one-half to stock options. All awards under the Supplemental GSSOP vest 33% on the third anniversary from the date of grant and 67% after five years from the date of grant. New participants in the Supplemental GSSOP receive their grants on the 15th day of each new quarter subsequent to their acceptance into the program.

All Other Grants.  Our general practice is to issue equity grants annually or upon new employment as described above. In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Compensation Committee. The exercise price for such awards is always based on the most recent closing price of our Common Stock as of the date of grant.

Compensation of Chief Executive Officer

On August 8, 2017, we entered into an amended and restated employment agreement with Gregory A. Trojan pursuant to which he was retained as our Chief Executive Officer. The terms of Mr. Trojan’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Trojan and his advisors. The Compensation Committee evaluated compensation packages for chief executive officers at comparable restaurant companies and believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Trojan’s experience and skill set. The terms and conditions of Mr. Trojan’s compensation under the employment agreement are presented below:

Term.  Effective as of August 8, 2017, and terminating December 31, 2020 (unless earlier terminated in accordance with the terms of the employment agreement). Automatic renewals for additional one year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary.  No less than $850,000 subject to increase at the discretion of the Compensation Committee. The Compensation Committee did not elect to increase Mr. Trojan’s base salary for 2018 or 2019.

Bonus Opportunity.  Annual bonus opportunity targeted at no less than 80% of Mr. Trojan’s base salary. Mr. Trojan’s bonus for 2018 was established under the terms of our 2018 PIP. In light of the Company’s performance in 2018, Mr. Trojan received a bonus of $1,275,000 for 2018. Based on the recommendations of our Compensation Consultant and consistent with industry practices, Mr. Trojan’s target bonus opportunity for 2018 and 2019 was increased to 100% of Mr. Trojan’s base salary (from 80% in 2017).

Life Insurance.  In lieu of any severance payments upon his death, we agreed to provide or reimburse Mr. Trojan for the after-tax cost of $2,000,000 of life insurance (inclusive of the $750,000 currently provided under our group life insurance plan), with a maximum annual payment of $15,000.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, and the right to participate in family group health insurance and in the other benefit plans made available to our executive officers.

Equity Grants.  Mr. Trojan receives annual equity awards at the discretion of the Compensation Committee. If Mr. Trojan is terminated without cause, resigns for good reason, dies or suffers a disability during the term of the employment agreement, Mr. Trojan or his estate will have 12 months following termination to exercise any stock option awards. For 2019, based on the recommendation of our Compensation Consultant and consistent with industry practices, Mr. Trojan received a long-term equity grant valued at $1,500,000 comprised of one-third to each of stock options, RSUs and PSUs. The vesting conditions and performance criteria for PSUs are the same as those that apply to other executive officers as described above.

Termination; Severance.  We may terminate Mr. Trojan’s employment at any time. If Mr. Trojan is terminated for any reason (other than for good reason) or if Mr. Trojan dies or becomes disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law, our plans, contracts or arrangements.

In the event of termination without cause or by Mr. Trojan for good reason, in addition to the Base Termination Payments, Mr. Trojan shall be entitled to receive the following: (i) any earned but unpaid bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment, (ii) cash payments equal to 150% of his then current base salary (payable over 18 months), (iii) a lump sum cash payment equal to the lesser of his prior year cash bonus or 100% of the target cash bonus for the fiscal year of termination (prorated in either case based on the number of days elapsed in the year of termination); provided, however, if the termination occurs in fiscal 2018, the lump sum payment shall be no less than 50% of the target cash bonus for fiscal 2018 (prorated based on the number of days elapsed), (iv) immediate vesting of unvested equity awards to the extent they would have become vested in the 90 days after termination, and (v) continuation of health insurance coverage for the lesser of 18 months, the maximum COBRA period, or until he is covered under another group health insurance plan.

Severance in Connection with Change of Control.  If Mr. Trojan is terminated without cause (for reasons other than death or disability) or resigns for good reason during the 90 days prior to, or the 12 months following, a Change of Control (as such term is defined in the Equity Incentive Plan), he will be entitled to receive the following: (i) any earned but unpaid bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment, (ii) a lump sum cash payment equal to 200% of his then current base salary, (iii) a lump sum cash payment equal to the lesser of his prior fiscal year cash bonus or 100% of the target cash bonus for the fiscal year of termination, (iv) to the extent vesting is not automatically accelerated, immediate 100% vesting of any equity, including vesting of any performance-based equity as if 100% of the target performance goals for the fiscal year of termination of employment had been achieved, and (v) continuation of health insurance coverage for the lesser of 18 months, the maximum COBRA period, or until he is covered under another group health insurance plan.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2018, Ms. Ottinger, Mr. Bassi, Mr. Elbogen and Mr. Walsh served on the Compensation Committee. No member of the Compensation Committee who served during fiscal 2018 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of our subsidiaries, or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2018.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee.

Clawback Policy

The Compensation Committee may require that a PIP participant repay to us certain previously paid compensation in accordance with the Clawback Policy. The PIP contains a “clawback” provision that applies in certain circumstances including fraud, theft, violations of laws, and intentional misconduct. Pursuant to the Clawback Policy, the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP participant and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular target award. In addition, to the extent required by applicable law or as otherwise determined by the Compensation Committee, equity awards under the Equity Incentive Plan, as amended, will include clawback provisions.

Tax and Accounting Implications

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve to the greatest extent possible the deductibility of annual incentive and long-term performance awards.

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. However, prior to the enactment of tax legislation in December 2017 (“Tax Act”), certain types of performance-based compensation were excluded from the $1 million deduction limit if specific requirements were met. Under the Tax Act, this special exclusion for performance-based compensation will not be available with respect to taxable years beginning after December 31, 2017 unless the compensation is pursuant to a written binding contract which was in effect on November 2, 2017 and is not modified in any material respect on or after such date.

Pursuant to the Tax Act, for the taxable year beginning after December 31, 2017, Section 162(m) of the Code was expanded to cover additional executive officers including the chief financial officer so that the compensation of the chief executive officer and chief financial officer (at any time during the fiscal year), and the three other most highly compensated executive officers (as of the end of any fiscal year) will be subject to Section 162(m) of the Code. Any executive officer whose compensation is subject to Section 162(m) of the Code in taxable years beginning after December 31, 2016 will have compensation subject to Section 162(m) of the Code for all future years, including years after the executive terminates employment or dies.

The Compensation Committee has considered the impact of Section 162(m) when designing our executive compensation programs. We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. The Compensation Committee may grant awards and provide for compensation that will not be deductible under Section 162(m) when it determines that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Compensation Committee also expects to continue to provide performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Lea Anne S. Ottinger, Chairperson             Peter A. Bassi             Noah A. Elbogen             Patrick D. Walsh

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended January 1, 2019, of our Chief Executive Officer, President and Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as of January 1, 2019, and whose salary and bonus compensation for the year ended January 1, 2019, was at least $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)

Gregory A. Trojan	2018	850,000	1,275,000	1,000,030	499,797	29,709(4)	3,654,536
Chief Executive	2017	850,000	—	999,985	499,702	26,028(4)	2,375,715
Officer	2016	850,000	503,200	1,000,028	499,840	26,450(4)	2,879,518

Gregory S. Levin	2018	425,000	342,720	333,343	166,606	12,792(5)	1,280,461
President, Chief Financial	2017	412,000	—	333,328	166,571	12,891(5)	924,790
Officer and Secretary	2016	400,000	158,520	266,674	133,298	12,891(5)	971,383

Gregory S. Lynds	2018	370,000	295,704	133,383	66,640	9,192(6)	874,919
Executive Vice President and	2017	370,000	—	133,303	66,626	9,291(6)	579,220
Chief Development Officer	2016	361,000	148,263	116,628	58,314	9,291(6)	693,496

Lon F. Ledwith	2018	307,500	246,861	133,383	66,640	12,792(7)	767,176
Executive Vice President of	2017	300,000	—	133,303	66,626	12,891(7)	512,820
Operations	2016	290,000	105,792	133,337	66,649	12,891(7)	608,669

Kevin E. Mayer	2018	358,750	288,005	133,383	66,640	12,792(8)	859,570
Executive Vice President and	2017	350,000	—	133,303	66,626	12,891(8)	562,820
Chief Marketing Officer	2016	340,000	131,682	100,003	49,980	12,891(8)	634,556

(1)	May include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(3)

The amounts in this column do not reflect amounts paid to or realized by the named individual for the respective fiscal years. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2016 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 1, 2019, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2017 in this Proxy Statement.

(4)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2018, 2017, and 2016, respectively, including group term life insurance ($792, $891, and $891), auto reimbursement/allowance ($27,505, $25,137, and $25,559) and annual physical exam ($1,412, $0, and $0).

(5)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2018, 2017, and 2016, respectively, including group term life insurance ($792, $891, and $891) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

(6)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2018, 2017, and 2016, respectively, including group term life insurance ($792, $891 and $891) and auto reimbursement/allowance ($8,400, $8,400 and $8,400).

(7)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2018, 2017, and 2016, respectively, including group term life insurance ($792, $891, and $891) and auto reimbursement/allowance ($12,000, $12,000, and $12,000).

(8)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2018, 2017, and 2016, respectively, including group term life insurance ($792, $891 and $891) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended January 1, 2019, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

	Stock Awards			Option Awards
Name	Grant Date	Number of Securities Underlying Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)(3)	Grant Date	Number of Securities Underlying Option Awards (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Option Awards ($)(3)(6)

Gregory A. Trojan	01/15/18	13,263	500,015	01/15/18	46,507	37.70	499,797
	01/15/18	13,263	500,015
Gregory S. Levin	01/15/18	4,421	166,672	01/15/18	15,503	37.70	166,606
	01/15/18	4,421	166,672
Gregory S. Lynds	01/15/18	1,769	66,691	01/15/18	6,201	37.70	66,640
	01/15/18	1,769	66,691
Lon F. Ledwith	01/15/18	1,769	66,691	01/15/18	6,201	37.70	66,640
	01/15/18	1,769	66,691
Kevin E. Mayer	01/15/18	1,769	66,691	01/15/18	6,201	37.70	66,640
	01/15/18	1,769	66,691

(1)	This column shows the number of RSUs granted in fiscal 2018 to the named executive officers. All of such RSUs vest in three equal annual installments.

(2)	The fair value of the RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(3)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2017. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(4)

This column shows the number of stock options granted in fiscal 2018 to the named executive officers. All of such options vest in three equal annual installments and expire ten years from the date of grant.

(5)	This column reflects stock option grants which have an exercise price per share equal to the most recent closing stock price of our Common Stock as of the date of grant.

(6)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of January 1, 2019.

Outstanding Equity Awards on January 1, 2019

	Stock Awards			Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Gregory A. Trojan	02/25/15	1,887	96,482	01/15/14	—	3,281(3)	29.88	01/15/24
	01/15/16	3,930	200,941	01/15/15	—	12,408(4)	47.04	01/15/25
	01/15/16	11,790	602,823	03/02/15	—	2,576(5)	52.98	03/02/25
	01/15/17	9,272	474,077	01/15/16	—	11,616(6)	42.41	01/15/26
	01/15/17	13,908	711,116	01/15/17	—	27,686(8)	35.95	01/15/27
	01/15/18	13,263	678,137	01/15/18	—	46,507(9)	37.70	01/15/28
	01/15/18	13,263	678,137	—	—	—	—	—
Gregory S. Levin	02/25/15	1,007	51,488	01/15/14	—	2,343(3)	29.88	01/15/24
	01/15/16	1,048	53,584	01/15/15	9,925	6,618(4)	47.04	01/15/25
	01/15/16	3,144	160,753	03/02/15	2,500	1,668(5)	52.98	03/02/25
	01/15/17	3,090	157,992	01/15/16	6,195	3,097(6)	42.41	01/15/26
	01/15/17	4,636	237,039	01/15/17	4,614	9,229(8)	35.95	01/15/27
	01/15/18	4,421	226,046	01/15/18	—	15,503(9)	37.70	01/15/28

	01/15/18	4,421	226,046	—	—	—	—	—
Gregory S. Lynds	02/25/15	629	32,161	01/02/13	7,695	—	33.65	01/02/23
	01/15/16	458	23,418	01/15/14	9,372	2,343(3)	29.88	01/15/24
	01/15/16	1,375	70,304	01/15/15	6,204	4,136(4)	47.04	01/15/25
	01/15/17	1,236	63,197	01/15/16	2,710	1,355(6)	42.41	01/15/26
	01/15/17	1,854	94,795	01/15/17	1,846	3,691(8)	35.95	01/15/27
	01/15/18	1,769	90,449	01/15/18	—	6,201(9)	37.70	01/15/28
	01/15/18	1,769	90,449	—	—	—	—	—

	Stock Awards			Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lon F. Ledwith	02/25/15	252	12,885	01/15/14	—	656(3)	29.88	01/15/24
	01/15/16	524	26,792	01/15/15	2,481	1,655(4)	47.04	01/15/25
	01/15/16	1,572	80,376	01/15/16	3,098	1,548(6)	42.41	01/15/26
	01/15/17	1,236	63,197	01/15/17	1,846	3,691(8)	35.95	01/15/27
	01/15/17	1,854	94,795	01/15/18	—	6,201(9)	37.70	01/15/28
	01/15/18	1,769	90,449	—	—	—	—	—
	01/15/18	1,769	90,449	—	—	—	—	—
Kevin E. Mayer	07/30/14	877	44,841	07/30/14	—	2,538(7)	34.24	07/30/24
	01/15/16	393	20,094	01/15/16	1,161	1,161(6)	42.41	01/15/26
	01/15/16	1,179	60,282	01/15/17	—	3,691(8)	35.95	01/15/27
	01/15/17	1,236	63,197	01/15/18	—	6.201(9)	37.70	01/15/28
	01/15/17	1,854	94,795	—	—	—	—	—
	01/15/18	1,769	90,449	—	—	—	—	—
	01/15/18	1,769	90,449	—	—	—	—	—

(1)	All RSUs granted prior to January 15, 2016 vest in five equal annual installments and all RSUs granted since January 15, 2016 vest in three equal installments.

(2)	The fair value of the RSUs is based on the closing stock price of our Common Stock on January 1, 2019.

(3)	The unexercisable options vest in five annual installments commencing January 15, 2015.

(4)	The unexercisable options vest in five annual installments commencing January 15, 2016.

(5)	The unexercisable options vest in five annual installments commencing March 2, 2016.

(6)	The unexercisable options vest in three annual installments commencing January 15, 2017.

(7)	The unexercisable options vest in five annual installments commencing July 30, 2015.

(8)	The unexercisable options vest in three annual installments commencing January 15, 2018.

(9)	The unexercisable options vest in three annual installments commencing January 15, 2019.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2018 for each of the named executive officers on an aggregated basis:

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Gregory A. Trojan	9,510	365,190	317,324	7,672,023
Gregory S. Levin	3,097	120,090	46,340	1,569,187
Gregory S. Lynds	1,391	54,468	29,999	1,192,880
Lon F. Ledwith	1,268	48,693	31,794	1,295,846
Kevin E. Mayer	1,887	91,463	6,922	249,660

(1)	Value includes accrued dividends released and realized.

Potential Payments upon Termination or Change in Control

Effective January 1, 2018, the Board (at the recommendation of the Compensation Committee) approved the following severance arrangements for its current executive officers:

Summary of Severance for Executive Officers

Title	Severance	Benefits

President, CFO and Executive Vice Presidents	12 months annual base salary	12 months of COBRA benefit payments (if not covered by another plan)
Senior Vice Presidents	6 months annual base salary plus an additional month of base salary for each full year of service (up to a maximum of 6 additional months)	COBRA benefit payments for the severance period (if not covered by another plan)

Receipt of the above severance payments are contingent upon the executive executing a release of claims. No severance payments or benefits described above shall be payable in the event of a resignation or voluntary separation from employment for any reason or in the event of termination with cause.

The severance payable to Gregory A. Trojan, the Company’s Chief Executive Officer, is governed by the terms of Mr. Trojan’s existing employment agreement with the Company described elsewhere in this Proxy Statement.

The following table describes the potential payments upon termination without cause or, after a change in control, termination without cause or termination for good reason for each named executive officer:

Termination Without Cause or Termination for Good Reason

(including Termination following a Change in Control)

Name	Cash Payment ($)(1)		Acceleration of Vesting of Awards ($)(3)	Benefits and Perquisites ($)(4)

Gregory A. Trojan	2,252,500	(2)	4,708,338	19,294
Gregory S. Levin	425,000		1,565,110	12,862
Gregory S. Lynds	370,000		682,601	12,862
Lon F. Ledwith	307,500		632,459	9,265
Kevin E. Mayer	358,750		656,407	12,862

(1)	Assumes termination and base salary and bonus (if applicable) payments as of January 1, 2019, for each executive for termination without cause or for good reason.

(2)	Mr. Trojan will receive $2,890,000 if termination follows a change of control.

(3)

Calculated based on a termination date of January 1, 2019, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Acceleration of vesting occurs only if termination without cause or by the Named Executive Officer for good reason occurs within one year following a change of control (as such terms are defined in our Equity Incentive Plan).

(4)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

Non-Qualified Deferred Compensation

Selected key executives and certain other highly compensated employees, including our named executive officers, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2018, the investment funds available to participants provided rates of return ranging from -15.9% to 2.1%.

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during fiscal 2018 and the account balances as of January 1, 2019, (the last business day of 2018) for our named executive officers under the deferred compensation plan.

Non-Qualified Deferred Compensation Table
Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings/ (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year-End ($)

Gregory A. Trojan	85,000	—	(81,585)	—	1,809,555
Gregory S. Levin	25,470	—	(15,955)	(26,890)	366,332
Gregory S. Lynds	—	—	—	—	—
Lon F. Ledwith	30,721	—	(34,075)	—	544,470
Kevin E. Mayer	28,673	—	(6,383)	—	99,738

(1)	These amounts represent the executive’s contributions during fiscal 2018, and are included in the “Salary” column in the Summary Compensation Table for fiscal 2018.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Trojan, who served as our Chief Executive Officer for all of fiscal 2018, to the annual total compensation of our median employee. This pay ratio is a reasonable estimate calculated in accordance with applicable SEC rules based on our payroll and employment records and the methodology described below.

The overwhelming majority of our employee population consists of hourly part-time restaurant employees. To identify the median employee, we used 2017 gross wages for full-time and part-time individuals who were employed by us on December 31, 2017, other than Mr. Trojan. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation for employees who were not employed by us for all of fiscal 2017 by taking an employee’s compensation for the number of days they were employed and annualizing such amount for the full year. Our median employee for 2017 was identified as a line cook. As permitted by pay ratio disclosure regulations, that same individual was referenced as our median employee for 2018.

Our median employee worked an average of 35 hours per week in 2018. We calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table for fiscal 2018.

Based on the foregoing, our estimated ratio of Mr. Trojan’s annual total compensation to our median employee’s annual total compensation for fiscal 2018 is as follows:

Median employee annual total compensation	$20,692
Mr. Trojan annual total compensation	$3,654,536
Ratio	177:1

As noted in our 2018 Proxy Statement and as also reflected in the “Summary Compensation Table” above, Mr. Trojan’s 2017 compensation did not include an annual cash bonus under the 2017 PIP. Consequently, Mr. Trojan’s annual total compensation for 2018 is higher than it was for 2017, and thus the pay ratio for 2018 is higher than reported for 2017. The methodologies used by public companies to determine an estimate of their pay ratio will vary and, because of the large number of hourly part-time personnel employed by restaurant companies, the pay ratios in the restaurant industry will generally be higher than is the case with other industries that do not rely on part-time or hourly employees. As a result, the estimated ratio reported above should not be used as a basis for comparison between companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

Agreement with Jacmar Companies.  James Dal Pozzo, the Chairman of the Board and former Chief Executive Officer of the Jacmar Companies (“Jacmar”), is a member of our Board of Directors. Jacmar, through its affiliation with DMA, a consortium of large, regional food distributors located throughout the United States, is currently our largest distributor of food, beverage, paper products and supplies. In 2006, we began using DMA to deliver the majority of our food products to our restaurants. In July 2017, after conducting a market evaluation, we entered into a new five-year agreement with DMA. The new agreement expires in June 2022.

Jacmar services our restaurants in California and Nevada, while other DMA distributors service our restaurants in all other states. Under the terms of our agreement with DMA, Jacmar is required to sell products to us at the same prices as the other DMA distributors. Jacmar does not provide us with any produce, liquor, wine or beer products, all of which are provided by other third party vendors and are included in “Cost of sales” on our Consolidated Statements of Income.

The cost of food, beverage, paper products and supplies provided by Jacmar included within “Cost of sales” and “Occupancy and operating” expenses consisted of the following (in thousands):

	Fiscal Year
	2018		2017		2016
Cost of sales:
Third party suppliers	$196,165	69.6%	$185,153	68.9%	$169,671	67.5%
Jacmar	85,788	30.4	83,554	31.1	81,789	32.5

Cost of sales	$281,953	100.0%	$268,707	100.0%	$251,460	100.0%

Occupancy and operating:
Third party suppliers	$229,749	96.0%	$210,616	95.8%	$195,703	95.7%
Jacmar	9,697	4.0	9,247	4.2	8,880	4.3

Occupancy and operating	$239,446	100.0%	$219,863	100.0%	$204,583	100.0%

The amounts included in trade payables related to Jacmar consisted of the following (in thousands):

	January 1, 2019	January 3, 2017
Third party suppliers	$30,395	$18,738
Jacmar	6,110	6,537

Total Accounts Payable	$36,505	$25,275

Consulting Agreement with Gerald (“Jerry”) W. Deitchle.  Effective February 1, 2013, we entered into a Consulting Agreement with Mr. Deitchle. Pursuant to the terms of the Consulting Agreement, during the period from July 1, 2013, until the earlier of (i) termination of Mr. Deitchle’s service as a member of our Board of Directors, (ii) thirty (30) days following delivery of notice of termination by us or Mr. Deitchle, or (iii) immediately upon Mr. Deitchle’s death or disability, Mr. Deitchle will receive a fee of $1,000 per month for consulting services relating to new restaurant site selection and such other services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are the subject of our Code of Integrity, Ethics and Conduct.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis, except as set forth below. Based on the information provided to us by the persons or entities indicated:

•

Janet M. Sherlock did not timely file a Form 3 with respect to her appointment to the Board on January 4, 2019, or a Form 4 in connection with her initial equity grant as a director on January 15, 2019. Ms. Sherlock subsequently filed the required Form 4 on January 28, 2019 and the Form 3 on March 12, 2019.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials.  In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 26, 2019.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting.  Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2020 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on February 24 2020, and no earlier than January 25, 2020. This notice must contain the information required by our bylaws. In the event that the 2020 Annual Meeting is called for a date that is not within 30 days of June 5, 2020, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2020 Annual Meeting is first made.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on December 26, 2019.

The proxy solicited by the Board of Directors for the 2020 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 10, 2020. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended January 1, 2019, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2019

The Proxy Statement related to our 2019 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended January 1, 2019, our Annual Report on Form 10-K for the fiscal year ended January 1, 2019, and directions to our 2019 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	Chief Executive Officer

April 24, 2019

Huntington Beach, California

Appendix A

BJ’S RESTAURANTS, INC.

EQUITY INCENTIVE PLAN

(formerly known as the 2005 Equity Incentive Plan)

(As amended by Board on March 27, 2019 subject to approval at 2019 Shareholders Meeting)

PART I.

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

SECTION 1.   PURPOSE OF THE PLAN. The purposes of this Plan are (a) to promote the growth and success of the Company’s business, and (b) to attract and retain the most talented Employees, Officers, Directors and Consultants available, (i) by aligning the long-term interests of Employees, Officers, Directors and Consultants with those of the shareholders by providing an opportunity to acquire an equity interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

            The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, SARs, and Performance Compensation Awards (Shares and Units) at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria.

            The Committee may elect to establish sub-plans or procedures governing the grants to Employees, Officers Directors and Consultants and this Plan will serve as the framework for any such sub-plans.

SECTION 2.   DEFINITIONS. As used herein, the following definitions shall apply:

            (a)       “ACTIVE STATUS” shall mean (i) for Employees, the absence of any interruption or termination of service as an Employee; provided, that the Board or Committee, in its sole discretion, may determine that Active Status may continue if an Employee becomes a Consultant immediately following termination of or interruption of service as an Employee, in which case Active Status shall thereafter be determined in accordance with clause (iii) below, (ii) for Non-Employee Directors, the termination of his or her service as a member of the Board (other than in cases of removal from the Board following a Board determination of Misconduct by such Director where the Director is reelected by the shareholders at the immediately succeeding election of Directors), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for an Employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized Officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as an Employee, Active Status shall be considered terminated upon such Employee’s receipt of notice of termination in whatever form prescribed by applicable law.

            (b)         “AWARD” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, SARs, Performance Shares and Performance Units.

            (c)         “AWARD AGREEMENT” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

            (d)         “BENEFICIAL OWNERSHIP” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

            (e)         “BOARD” shall mean the Board of Directors of the Company.

            (f)         “CHANGE OF CONTROL” shall mean the first day that any one or more of the following conditions shall have been satisfied:

                        (i)         the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

                        (ii)        an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities of the Company, other than a Board-approved transaction;

                        (iii)       during any 36-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(f)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 36-month period, shall be deemed to have satisfied such 36-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

                        (iv)        a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

            (g)         “CODE” shall mean the Internal Revenue Code of 1986, as amended.

            (h)         “COMMITTEE” shall mean the Compensation Committee appointed by the Board.

            (i)          “COMMON STOCK” shall mean the common stock of the Company, no par value per share.

            (j)          “COMPANY” shall mean BJ’s Restaurants, Inc., a California corporation, and any successor thereto.

            (k)         “CONSULTANT” shall mean any person, except an Employee, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

            (l)          “DIRECTOR” shall mean a member of the Board.

            (m)        “DISABILITY” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

            (n)         “EMPLOYEE” shall mean any person, including an Executive Officer or Officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

            (o)         “EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

            (p)         “EXECUTIVE OFFICERS” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

            (q)         “FAIR MARKET VALUE” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system, or at the discretion of the Committee in the case that the Company ceases to be publicly traded.

            (r)          “FORMER PLAN” shall mean the BJ’s Restaurants, Inc. Amended and Restated 1996 Stock Option Plan, as amended.

            (s)          “GOVERNANCE AND NOMINATION COMMITTEE” shall mean the Governance and Nomination Committee appointed by the Board.

            (t)          “INCENTIVE STOCK OPTION” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

            (u)         “INDEPENDENT DIRECTOR” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Employees.

            (v)         “MAXIMUM ANNUAL PARTICIPANT AWARD” shall have the meaning set forth in Section 6(b).

            (w)         “MISCONDUCT” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

                        (i)         any material breach of an agreement between the Participant and the Company or any Subsidiary;

                        (ii)         willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

                        (iii)        the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities;

                        (iv)        material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, including, without limitation, failure to comply with (1) the Company’s Code of Ethics and Code of Conduct, (2) policies and procedures of the Company relating to use and maintenance of facilities and equipment, or (3) policies and procedures of the Company relating to the occurrence, reporting or investigation of any harassment or discrimination allegations or complaints;

                        (v)         Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

                        (vi)        personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

                        (vii)       conviction of or plea of nolo contendere to a felony;

                        (viii)      in the case of Non-Employee Directors, (1) the removal from the Board for cause in accordance with the provisions of Section 302 of the California Corporations Code, (2) the removal from the Board as a result of a shareholder suit in accordance with the provisions of Section 304 of the California Corporations Code, (3) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has materially breached his or her fiduciary duties or duties of loyalty to the Company or has grossly abused such Non-Employee Director’s authority with respect to the Company, (4) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has committed fraudulent or dishonest acts which have or could reasonably be expected to have a material adverse effect on the Company, or (5) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has materially failed to comply with rules, policies or procedures of the Company applicable to Non-Employee Directors, as they may be amended from time to time;

                        (ix)        intentional or negligent acts or omissions that cause the Company or any Subsidiary to be subject to a fine, citation, shut down, or other disciplinary action by any federal, state or local governmental agency, including, without limitation, any agency regulating health, occupational safety, alcoholic beverage control or immigration;

                        (x)         Participant’s inducing any customer or supplier to break or terminate any contract with the Company or any Subsidiary;

                        (xi)        Participant’s inducing any principal for whom the Company or any Subsidiary acts as an agent to terminate such agency relationship;

                        (xii)       causes a fire, explosion or other catastrophic event involving the facilities or equipment of the Company or any Subsidiary that could have been reasonably avoided by following the established policies of the Company or any Subsidiary;

                        (xiii)      Participant’s solicitation of any of the Company’s agents or employees to provide services to any other business or entity; or

                        (xiv)      with respect to any Participant whose employment with the Company or a Subsidiary is subject to the terms of an effective employment or consulting agreement that includes a definition of “Cause,” conduct by Participant that constitutes “Cause.”

            (x)     “NASDAQ” shall mean The Nasdaq Stock Market, Inc.

            (y)     “NON-EMPLOYEE DIRECTOR” shall mean a Director who is not an Employee.

            (z)     “NONQUALIFIED STOCK OPTION” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

            (aa)   “OFFICER” shall mean any Executive Officer of the Company as well as any president, vice president, secretary or treasurer duly appointed by the Board, or any other person designated as an officer by the Board or by the Bylaws of the Company.

            (bb)   “OPTION” shall mean a stock option granted pursuant to Section 10 of the Plan, including a Nonqualified Stock Option and an Incentive Stock Option.

            (cc)   “OPTIONEE” shall mean a Participant who has been granted an Option.

            (dd)   “PARENT” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

            (ee)   “PARTICIPANT” shall mean an Employee, Officer, Director or Consultant granted an Award.

            (ff)    “PERFORMANCE COMPENSATION AWARD” means any Awards designated by the Committee as a Performance Compensation Award pursuant to Section 13 of the Plan, including Performance Shares and Performance Units.

            (gg)   “PERFORMANCE CRITERIA” shall mean one or more of the following (as selected by the Committee) criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan: (i) cash flow; (ii) earnings per share, including as adjusted (A) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges, or (3) accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority); and (B) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume. With respect to Performance Compensation Awards initially granted following December 31, 2017, the Performance Criteria may consist of such other Company-wide, divisional, or individual goals, or any other basis determined by the Committee in its discretion.

            (hh)    “PERFORMANCE FORMULA” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which a Performance Compensation Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Goals. Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

            (ii)      “PERFORMANCE GOAL” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based on the Performance Criteria. Performance Goals may be established based on Performance Criteria with respect to the Company or any of its Subsidiaries, divisions or operational units, or any composition thereof.

            (jj)      “PERFORMANCE PERIOD” means one or more periods of time as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of a Performance Compensation Award.

            (kk)     “PERFORMANCE SHARE” means a Performance Compensation Award granted pursuant to Section 13 of the Plan that is denominated in a specified number of Shares, which Shares or their future cash equivalent (or a combination of both) may be paid to the Participant upon achievement of applicable Performance Goals during the relevant Performance Period as the Committee shall establish.

            (ll)      “PERFORMANCE UNIT” means a Performance Compensation Award granted pursuant to Section 13 of the Plan that has a dollar value set by the Committee (or that is determined by reference to a Performance Formula), which value may be paid to the Participant in cash, in Shares, or such combination of cash and Shares as the Committee may determine in its sole discretion, upon achievement of applicable Performance Goals during the relevant Performance Period as the Committee shall establish.

            (mm)   “PLAN” shall mean this BJ’s Restaurants, Inc. Equity Incentive Plan (formerly known as the 2005 Equity Incentive Plan), including any amendments thereto.

            (nn)     “REPRICE” shall mean (i) the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means, or (ii) the repurchase of outstanding Options for cash at a time when the exercise price of the repurchased Options is above the Fair Market Value of the underlying Common Stock.

            (oo)     “RESIGNATION (OR RESIGN) FOR GOOD REASON” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Resignation for Good Reason” (or similar terms) as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect, or (ii) in all other cases, any voluntary termination by written resignation of the Active Status of any Officer or Employee of the Company after a Change of Control because of: (1) a material reduction in the Officer’s or Employee’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Officer or Employee inconsistent with the Officer’s or Employee’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the Officer’s base salary; (4) solely with respect to an Officer, a material adverse change in such Officer’s reporting relationship, (5) a material reduction in the Officer’s or Employee’s benefits unless such reduction applies to all Officers or Employees of comparable rank; or (6) the relocation of the Officer’s or Employee’s primary work location more than fifty (50) miles from the Officer’s primary work location prior to the Change of Control; provided that the Officer’s or Employee’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (6) resulted in the resignation.

            (pp)     “RESTRICTED STOCK” shall mean a grant of Shares pursuant to Section 11 of the Plan.

            (qq)     “RESTRICTED STOCK UNITS” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 11 of the Plan.

            (tt)       “RETIREMENT” shall mean, with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s Chairman (or a majority of the disinterested members of the Board) after having served continuously on the Board for at least six years.

            (rr)         “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

            (ss)        “SEC” shall mean the Securities and Exchange Commission.

            (tt)         “SHARE” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

            (uu)       “STAND-ALONE SARS” shall have the meaning set forth in Section 12(b) of the Plan.

            (vv)       “SUBCOMMITTEE” shall have the meaning set forth in Section 3(d).

            (ww)     “SUBSIDIARY” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit, SAR, Performance Shares, or Performance Units, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

SECTION 3.    ADMINISTRATION OF THE PLAN.

            (a)         AUTHORITY. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be limited by the provisions set forth in the Committee’s charter, as such charter may be amended from time to time, and the further limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

            (b)         POWERS OF THE COMMITTEE. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

                        (i)         to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, SARs, Performance Shares, Performance Units and any other Awards authorized under this Plan to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price and unit price, and to modify or amend each Award, with the consent of the Participant when required;

                        (ii)        to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing, vesting and exercisability of such Awards, and the number of Shares to be represented by each Award;

                        (iii)       to construe and interpret the Plan and the Awards granted hereunder;

                        (iv)       to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

                        (v)        to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

                        (vi)     to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

                        (vii)    to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

                        (viii)   to establish sub-plans, procedures or guidelines for the grant of Awards to Employees, Executive Officers, Officers, Directors, Non-Employee Directors and Consultants; and

                        (ix)     to make all other determinations deemed necessary or advisable for the administration of the Plan;

Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

            (c)         EFFECT OF COMMITTEE’S DECISION. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

            (d)         DELEGATION. Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

            (e)         ADMINISTRATION. The Committee may delegate the administration of the Plan to an Officer or Officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

            (f)          INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, any person(s) acting as administrator(s) and each of the administrator’s consultants shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the administrator(s) or any of such administrator’s consultants may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the administrator(s) or any of such administrator’s consultants in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the administrator(s) or any of such administrator’s consultants in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such administrator(s) or any of such administrator’s consultants did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such administrator(s) or any of such administrator’s consultants shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

SECTION 4.     SHARES SUBJECT TO THE PLAN.

            (a)         RESERVATION OF SHARES. The shares of Common Stock reserved under this Plan will be Seven Million Five Hundred Thirty Three Thousand Four Hundred Twenty Eight (7,533,428) Shares (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares) consisting of (i) Seven Million Two Hundred Thousand (7,200,000) Shares plus (ii) Three Hundred Thirty Three Thousand Four Hundred Twenty Eight (333,428) additional Shares representing the number of Shares as to which an option award previously granted under the Former Plan was forfeited or terminated without exercise. All of reserved shares under the Plan may be granted as Incentive Stock Options under the Plan. The aggregate number of Shares available for issuance under the Plan will be reduced by one Share for each Share delivered in settlement of an Option and by one and one-half (1.5) Shares for each Share delivered in settlement of any Award of Restricted Stock, Restricted Stock Units, SARs, or Performance Shares or Performance Units unless a greater reduction is specified by the Committee with respect to a specific Award grant. If an Award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

            (b)      TIME OF GRANTING AWARDS. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

            (c)         SECURITIES LAW COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

            (d)         SUBSTITUTIONS AND ASSUMPTIONS. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

SECTION 5.    ADJUSTMENTS TO SHARES SUBJECT TO THE PLAN. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan and (iii) the Maximum Annual Participant Award. The Committee may also make adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend, if any. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

                        Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II.

TERMS APPLICABLE TO ALL AWARDS

SECTION 6.     GENERAL ELIGIBILITY; AWARD LIMITATIONS.

            (a)         AWARDS. Awards may be granted to Participants who are Employees, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Employees.

            (b)         MAXIMUM ANNUAL PARTICIPANT AWARD. The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the

Company (the “Maximum Annual Participant Award”) shall not exceed 500,000 shares of Common Stock (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares). In addition, no Non-Employee Director shall be granted one or more Awards within any fiscal year of the Company, solely with respect to service as a Director, that in the aggregate exceed five hundred thousand dollars ($500,000) in aggregate value of cash-based and other Awards, with such value determined by the Committee as of the date of grant of the Awards. For purposes of clarification regarding the foregoing limit, Awards granted in previous fiscal years will not count against the Award limits in subsequent fiscal years even if the Awards from previous fiscal years are earned or otherwise settled in fiscal years following the fiscal year in which they are granted.

            (c)         NO EMPLOYMENT/SERVICE RIGHTS. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an Employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause. ).

            (d)         AWARDS TO NON-EMPLOYEE DIRECTORS. Subject to the limitations set forth in this Plan, Non-Employee Directors shall receive periodic Awards under the Plan with the exact amount and nature of such Awards being approved from time to time by the Committee and/or the Board.

            (e)         CLAWBACK/RECOVERY. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of cause as determined by the Committee.

            (f)         COMPLIANCE WITH SECTION 409A. It is the intention of this Plan that any Awards granted hereunder shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board or Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. In the event that an Award is determined to constitute “nonqualified deferred compensation” that would be subject to the additional tax under Section 409A(a)(1)(B) of the Code (or any successor provisions), the Committee shall have the authority to impose such additional conditions as it deems necessary to avoid the imposition of the additional tax. Notwithstanding anything to the contrary set forth in this Plan, the Company shall have no liability to any Participant or any other person (i) if an Award does not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code or (ii) for any other unexpected tax consequence affecting any Participant or other person due to the receipt or settlement of any Award granted hereunder.

SECTION 7.	PROCEDURE FOR EXERCISE OF AWARDS; RIGHTS AS A SHAREHOLDER.

            (a)         PROCEDURE. An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

            (b)         METHOD OF PAYMENT. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee at the time of settlement and which forms may include: (i) with respect to an Option and subject to any restrictions or limitations imposed under applicable law, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; and (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date. Payment of the aggregate exercise price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

            (c)         WITHHOLDING OBLIGATIONS. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, Performance Shares, Performance Units or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.

            (d)         SHAREHOLDER RIGHTS. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

            (e)         NON-TRANSFERABILITY OF AWARDS. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

SECTION 8.    EXPIRATION OF AWARDS.

            (a)         EXPIRATION, TERMINATION OR FORFEITURE OF AWARDS. Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

                        (i)           three (3) months after the effective date of termination of Active Status for a Participant other than a Non-Employee Director, other than in circumstances covered by (ii), (iii), or (iv) below; or six (6) months after the date a Non-Employee Director ceases to be a Director or Consultant other than in circumstances covered by (ii) and (iv) below:

                        (ii)          immediately upon termination of a Participant’s Active Status for Misconduct;

                        (iii)         twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability; and

                        (iv)         twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death.

            (b)         EXTENSION OF TERM. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Employee’s Active Status had occurred).

SECTION 9.    EFFECT OF CHANGE OF CONTROL. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

            (a)         ACCELERATION. Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

                        (i)          With respect to Non-Employee Directors, upon the occurrence of a Change of Control described in Section 2(f);

                        (ii)         With respect to any Employee, upon the occurrence of a Change of Control described in Section 2(f)(i);

                        (iii)        With respect to any Employee who Resigns for Good Reason or whose Active Status is terminated for reasons other than Misconduct, so long as such resignation or termination occurs within one year after a Change of Control described in Section 2(f)(ii), (iii) or (iv); and

                        (iv)         With respect to any Employee, upon the occurrence of a Change of Control described in Section 2(f)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity.

            (b)         DEFINITION. For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

                        (i)         any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable for the greater of (1) the time period specified in the original Award (but subject to termination upon termination of Active Status in accordance with the terms of the original Award) or, (2) one year following the date of such acceleration;

                        (ii)         any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse;

                        (iii)        any restriction periods and restrictions imposed on Restricted Stock, Restricted Stock Units, and Performance Compensation Awards that are performance-based shall lapse, unless such performance-based Awards remain outstanding after the Change of Control (or are assumed by any successor entity) and the applicable Performance Criteria can be accurately tracked following the Change of Control; and

                        (iv)       the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III.

SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

SECTION 10.    GRANT, TERMS AND CONDITIONS OF OPTIONS.

            (a)         DESIGNATION. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

            (b)         TERMS OF OPTIONS. The term of each Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

            (c)         OPTION EXERCISE PRICES.

                        (i)         The per Share exercise price under an Incentive Stock Option shall be as follows:

                                     (A)         If granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                                     (B)         If granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                        (ii)         The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                        (iii)         In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

            (d)         VESTING. Unless otherwise provided in the applicable Award Agreement, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status for reasons other than Retirement or death of a Non-Employee Director, in which cases such Options shall immediately vest in full.

            (e)         EXERCISE. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.

SECTION 11. GRANT, TERMS AND CONDITIONS OF STOCK AWARDS.

            (a)         DESIGNATION. Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 5. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Restricted Stock Units may be paid as permitted by Section 7(b). The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

            (b)         PERFORMANCE BASED STOCK AWARDS. The Committee may elect to grant Restricted Stock and/or Restricted Stock Units that are subject to the attainment of Performance Goals relating to Performance Criteria selected by the Committee and specified at the time such Restricted Stock and/or Restricted Stock Units are granted.

            (c)         VESTING. Subject to the provisions of Section 9 of this Plan, unless the Board or Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status for reasons other than Retirement or death of a Non-Employee Director, in which case such Awards shall immediately vest in full; provided, however, that in no case shall any Award Agreement provide for the vesting of performance-based Restricted Stock or performance-based Restricted Stock Units prior to the expiration of one year following the applicable grant date. The Committee shall be bound to administer Awards of Restricted Stock or Restricted Stock Units that are not performance-based with a minimum vesting period of at least three years.

SECTION 12. GRANT, TERMS AND CONDITIONS OF SARS.

            (a)         GRANTS. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The terms of SARs shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

            (b)         STAND-ALONE SARS.

                        (i)         A Participant may be granted stand-alone stock appreciation rights (“Stand-Alone SARs”) that are not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

                        (ii)          The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

                        (iii)          The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

            (c)         EXERCISED SARS. The Shares issued in settlement of any SARs exercised under this Section 12 shall not be available for subsequent issuance under the Plan. In accordance with Section 4, Shares underlying any exercised SARs that were not issued in settlement of the SAR shall become available for future issuance under the Plan.

SECTION 13. GRANT, TERMS AND CONDITIONS OF PERFORMANCE COMPENSATION AWARDS.

            (a)         GRANTS. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant Performance Compensation Awards in the form of Performance Units or Performance Shares to Employees (including Officers) and shall evidence such grant in an Award Agreement that is delivered to the Participant setting forth the terms and conditions of the Award.

            (b)         ELIGIBILITY. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period; provided, however, that such 90 day restriction shall not apply to Performance Compensation Awards initially granted subsequent to December 31, 2017. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 13. Moreover, designation of a Participant eligible to receive a Performance Compensation Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive a Performance Compensation Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive a Performance Compensation Award hereunder shall not require designation of any other person as a Participant eligible to receive a Performance Compensation Award hereunder in such period or in any other period.

            (c)         DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE COMPENSATION AWARDS. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, or any combination of the foregoing, and the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing; provided, however, that such 90 day restriction shall not apply to Performance Compensation Awards initially granted subsequent to December 31, 2017.

            (d)         MODIFICATION OF PERFORMANCE GOALS. The Committee is authorized at any time during the first ninety (90) days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company (to the extent applicable to such Performance Goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company (to the extent applicable to such Performance Goal), or the financial statements of the Company (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions. Notwithstanding anything to the contrary contained in this Section 13(d), the foregoing ninety (90) day restriction shall not apply to Performance Compensation Awards initially granted subsequent to December 31, 2017.

            (e)         PAYMENT OF PERFORMANCE COMPENSATION AWARDS.

                        (i)          A Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to a Participant whose Active Status as an employee has terminated after the beginning of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

                        (ii)          A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for such period are achieved and certified by the Committee in accordance with Section 13(e)(iii) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

                        (iii)          Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period.

                        (iv)          [Intentionally omitted]

                        (v)          The Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by Section 13(e)(iii), unless the Committee shall determine that any Performance Compensation Award shall be deferred.

                        (vi)          In no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, or (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m)); provided, however, that such 90 day restriction shall not apply to Performance Compensation Awards initially granted subsequent to December 31, 2017.

                        (vii)          With respect to Performance Compensation Awards initially granted subsequent to December 31, 2017, the Committee may, in its discretion, either at the time it grants a Performance Compensation Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Goals applicable to a Performance Compensation Award granted to any Participant to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Participant’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Compensation Award that would otherwise be paid to the Participant upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Compensation Award determined in accordance with the Performance Formula.

PART IV.

TERM OF PLAN AND SHAREHOLDER APPROVAL

SECTION 14.    TERM OF PLAN. The Plan shall continue in effect until (i) midnight on June 30, 2028, or (ii) until terminated under Section 15 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 15(a).

SECTION 15.    AMENDMENT AND TERMINATION OF THE PLAN.

            (a)         AMENDMENT AND TERMINATION. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

            (b)         PARTICIPANTS IN FOREIGN COUNTRIES. The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

            (c)         EFFECT OF AMENDMENT OR TERMINATION. Any amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

SECTION 16.    SHAREHOLDER APPROVAL. The effectiveness of the Plan, or any amendment thereof requiring approval of the shareholders of the Company, is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

BJS RESTAURANTS, INC.Your vote matters heres how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on June 4, 2019.OnlineGo to www.investorvote.com/BJRI or scan the QR code login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Sign up for electronic delivery at www.investorvote.com/BJRIUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Annual Meeting Proxy Card123456789012345IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.A Proposals The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 4.1. Election of Directors: + For Withhold For Withhold For Withhold01 - PETER A. BASSI 02 - LARRY D. BOUTS 03 - JAMES A. DAL POZZO04 - GERALD W. DEITCHLE 05 - NOAH A. ELBOGEN 06 - LEA ANNE S. OTTINGER07 - JANET M. SHERLOCK 08 - GREGORY A. TROJAN 09 - PATRICK D. WALSHFor Against Abstain For Against Abstain2. Ratification and approval of the Companys Equity Incentive Plan, as amended (formerly known as the 2005 Equity Incentive Plan), including an amendment to increase number of shares of Common Stock reserved for issuance.4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign BelowTHIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.031AHC

Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BJRIIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy BJS RESTAURANTS, INC. + PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 5, 2019THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJS RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJS RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON WEDNESDAY, JUNE 5, 2019, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2, 3 AND 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.(Continued and to be Signed on the Other Side)C Non-Voting ItemsChange of Address Please print new address below.

BJS RESTAURANTS, INC.Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Annual Meeting Proxy CardIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.A Proposals The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 4.1. Election of Directors: + For Withhold For Withhold For Withhold01 - PETER A. BASSI 02 - LARRY D. BOUTS 03 - JAMES A. DAL POZZO04 - GERALD W. DEITCHLE 05 - NOAH A. ELBOGEN 06 - LEA ANNE S. OTTINGER07 - JANET M. SHERLOCK 08 - GREGORY A. TROJAN 09 - PATRICK D. WALSHFor Against Abstain For Against Abstain2. Ratification and approval of the Companys Equity Incentive Plan, as amended (formerly known as the 2005 Equity Incentive Plan), including an amendment to increase number of shares of Common Stock reserved for issuance.4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019.3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign BelowTHIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.1 U P X 4 1 6 8 3 6 +031AIC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy BJS RESTAURANTS, INC.PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 5, 2019THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJS RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJS RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON WEDNESDAY, JUNE 5, 2019, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2, 3 AND 4 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.(Continued and to be Signed on the Other Side)

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